Exhibit 10.1

AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

dated as of December 31, 2017

among

ZB, N.A. (d/b/a AMEGY BANK),
as Lender

and

FUSE MEDICAL, INC.

and

CPM MEDICAL CONSULTANTS, LLC,
as Co-Borrowers

Exhibit 10.1

Page

ARTICLE I - DEFINITIONS	1
Section 1.1	Definitions1
Section 1.2	UCC Terms12
Section 1.3	Accounting Terms and Determinations12
Section 1.4	Interpretative Provisions.12
ARTICLE II - REVOLVING CREDIT FACILITY	13
Section 2.1	Loans13
Section 2.2	Advances13
Section 2.3	Repayment of the Loans13
Section 2.4	Disbursement of Loans13
Section 2.5	Deemed Requests for Loans to Pay Required Payments14
ARTICLE III - GENERAL LOAN PROVISIONS; FEES	14
Section 3.1	Interest.14
Section 3.2	Unused Line Fee14
Section 3.3	Manner of Payment.14
Section 3.4	Termination of Agreement or Facility15
Section 3.5	Evidence of Debt.15
Section 3.6	Changes in Capital Adequacy Regulations15
Section 3.7	Lender Statements; Survival of Indemnity15
Section 3.8	Maximum Interest; Controlling Limitation15
ARTICLE IV - CONDITIONS PRECEDENT	16
Section 4.1	Conditions Precedent16
Section 4.2	Conditions to Subsequent Advances17
ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BORROWERS	17
Section 5.1	Representations and Warranties17
Section 5.2	Survival of Representations21
ARTICLE VI - SECURITY INTEREST AND COLLATERAL COVENANTS	21
Section 6.1	Security Interest21
Section 6.2	Possession of Chattel Paper21
Section 6.3	Verification of Accounts21
Section 6.4	Disputes, Returns and Adjustments.21
Section 6.5	Invoices21

-i-

Exhibit 10.1

(continued)

Page

Section 6.6	Ownership; Defense of Title.22
Section 6.7	Locations; Organizational Information; Inventory22
Section 6.8	Records Relating to Collateral.22
Section 6.9	Inspection22
Section 6.10	Maintenance23
Section 6.11	Appraisals23
Section 6.12	Preservation of Lender’s Rights23
Section 6.13	Perfection and Protection of Lender’s Security Interest23
Section 6.14	Power of Attorney23
ARTICLE VII - AFFIRMATIVE COVENANTS	24
Section 7.1	Preservation of Corporate Existence and Similar Matters24
Section 7.2	Compliance with Applicable Law24
Section 7.3	Payment of Taxes and Claims24
Section 7.4	Accounting Methods and Financial Records24
Section 7.5	Use of Proceeds24
Section 7.6	Hazardous Waste and Substances; Environmental Requirements25
Section 7.7	Accuracy of Information25
Section 7.8	Revisions or Updates to Schedules25
Section 7.9	ERISA25
Section 7.10	Insurance25
Section 7.11	Payroll Taxes26
Section 7.12	Notice of Certain Matters26
Section 7.13	Deposit Accounts26
Section 7.14	Depository Institution26
ARTICLE VIII - FINANCIAL AND COLLATERAL REPORTING	26
Section 8.1	Financial Statements.26
Section 8.2	Compliance Certificate27
Section 8.3	Collateral Information and Reports.27
ARTICLE IX - NEGATIVE COVENANTS	27
Section 9.1	Financial Covenants28
Section 9.2	Prohibited Distributions and Payments, Etc28
Section 9.3	Debt28

-ii-

Exhibit 10.1

(continued)

Page

Section 9.4	Liens28
Section 9.5	Loans28
Section 9.6	Merger, Consolidation, Sale of Assets, Acquisitions28
Section 9.7	Transactions with Affiliates28
Section 9.8	Contingent Liabilities29
Section 9.9	Benefit Plans29
Section 9.10	Sales and Leasebacks29
Section 9.11	Investments29
Section 9.12	Amendments29
Section 9.13	No Restrictions on Subsidiary Distributions29
Section 9.14	Collateral Locations29
Section 9.15	Conduct of Business29
Section 9.16	USA Patriot Act29
Section 9.17	Sanctions29
ARTICLE X - DEFAULT	30
Section 10.1	Events of Default30
Section 10.2	Remedies.31
Section 10.3	Application of Proceeds32
Section 10.4	Miscellaneous Provisions Concerning Remedies.32
Section 10.5	Trademark License32
ARTICLE XI - MISCELLANEOUS	32
Section 11.1	Notices.32
Section 11.2	Expenses33
Section 11.3	Setoff33
Section 11.4	Venue; Service of Process34
Section 11.5	Assignment; Participation34
Section 11.6	Amendments and Waiver34
Section 11.7	Performance of Borrower’s Duties34
Section 11.8	Indemnification35
Section 11.9	All Powers Coupled with Interest35
Section 11.10	Severability of Provisions35
Section 11.11	GOVERNING LAW35

-iii-

Exhibit 10.1

(continued)

Page

Section 11.12	Jury Waiver35
Section 11.13	Arbitration35
Section 11.14	Reliance37
Section 11.15	Counterparts; Integration37
Section 11.16	Facsimile37
Section 11.17	Electronic Delivery of Documents37
Section 11.18	On-line Banking – Loan Payments38
Section 11.19	Imaging38
Section 11.20	Time is of the Essence38
Section 11.21	Waiver of Consumer Rights38
Section 11.22	Non-Applicability of Chapter 34638
Section 11.23	Patriot Act Notice38
Section 11.24	Press Releases and Related Matters38
Section 11.25	Borrower Representative39
Section 11.26	Nature and Extent of Liability.39
Section 11.27	One Obligation40
Section 11.28	Amendment and Restatement; Reaffirmation40
Section 11.29	Conflict41

-iv-

Exhibit 10.1

AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

This Amended and Restated Business Loan Agreement (this “Agreement”) is executed by and among ZB, N.A. (d/b/a Amegy Bank) (together with its successors and assigns, “Lender”), Fuse Medical, Inc. (“Fuse”) and CPM Medical Consultants, LLC (“CPM”, together with Fuse, collectively, the “Borrowers” and each a “Borrower”), as of December [__], 2017.

WHEREAS, CPM (“Existing Borrower”) and Lender are parties to a Business Loan Agreement (Asset Based) dated as of November 11, 2015 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Loan Agreement”) pursuant to which Lender provides Existing Borrower with certain financial accommodations and pursuant to which Borrowers granted to Lender a security interest in and lien upon all of their personal property to secure the Debt under the Existing Loan Agreement.

WHEREAS, the Existing Borrower will be acquired by Fuse on the Closing Date (as defined below) pursuant to the terms of the Closing Date Acquisition Agreement (as defined below);

WHEREAS, Fuse desires to assume the Debt of the Existing Borrower and join this Agreement and the other Loan Documents as a Borrower, jointly and severally liable with the Existing Borrower for all of the Obligation (as defined below);

WHEREAS, this Agreement is being entered into for the purpose of, among other things, amending and restating the Existing Loan Agreement on the terms set forth herein and joining Fuse as a co-Borrower; and

WHEREAS, the Lender hereby consents to the transactions contemplated by the Closing Date Acquisition Agreement on the terms set forth therein; provided that the Borrowers execute and deliver this Agreement and satisfy the conditions set forth in Section 4.1 hereof;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers and Lender agree as follows:

ARTICLE I - DEFINITIONS

Section 1.1Definitions

.  When used in this Agreement, the capitalized terms set forth below shall have the definitions assigned to such terms below:

“Account Debtor” means a Person who is obligated on an account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Affiliate” of a Person means another Person which, directly or indirectly, controls, is controlled by, or is under common control with, such former Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other interests, by contract or otherwise.

Signature Page to Amended and Restated Business Loan Agreement

Exhibit 10.1

“Agreement” has the meaning prescribed for such term in the preamble paragraph of this Agreement.

“Amended and Restated Operating Agreement” has the meaning prescribed for such term in Section 4.1(e) of this Agreement.

“Anti-Corruption Laws”  means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Borrower is located or doing business.

“Anti-Money Laundering Laws”  means applicable laws or regulations in any jurisdiction in which Borrower is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation of a governmental authority or determination of a court or binding arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Bank Products” means any of the following products, services or facilities extended to any Borrower by Lender or any of its Affiliates:  (a) any services provided from time to time by Lender or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services; (b) commercial credit card and merchant card services; and (c) leases and other banking products or services as may be requested by any Borrower.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which a Person or any Related Company is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA, including such plans as may be established after the date hereof.

“Borrower” and “Borrowers” have the meaning prescribed for such term in the preamble paragraph of this Agreement.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum of:

(a)Eighty percent (80%) advance rate multiplied by Net Amount of Eligible Accounts; plus

(b)Fifty percent (50%) advance rate multiplied by Net Amount of Eligible Inventory   (provided that Eligible Inventory shall not constitute more than fifty percent (50%) of the Borrowing Base); minus

(c)the sum of all Reserves.

“Borrowing Base Certificate” means a certificate in the form of Exhibit A attached hereto or otherwise in a form acceptable to Lender.

“Borrowed Debt” means indebtedness (i) that is represented by notes payable, drafts accepted, bonds, debentures or similar instruments that represent extensions of credit, (ii) upon which interest charges are customarily paid (other than trade Debt), (iii) that was issued or assumed as full or partial payment for property, (iv) that is evidenced by a guarantee (but only if the obligations guaranteed would

Exhibit 10.1

otherwise qualify as Borrowed Debt), (v) that constitutes reimbursement obligations with respect to letters of credit, or (vi) that constitutes a Capitalized Lease Obligation.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in Dallas, Texas, are authorized or required by law to remain closed, or is a day when Lender is otherwise closed.

“Capital Expenditures” means, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets which are required to be capitalized in accordance with GAAP.

“Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means Debt represented by obligations under a Capitalized Lease, and the amount of such Debt shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, the Closing Date Controlling Shareholders shall cease to, directly or indirectly, beneficially own and control more than 51% on a fully diluted basis of the economic and voting interests in the Equity Interests of each Borrower.

“Closing Date” means the date on which all such conditions precedent set forth in Section 4.1 have been satisfied or waived in writing by Lender.

“Closing Date Acquisition” means the purchase of Equity Interests of each of CPM accordance with the terms of the Closing Date Acquisition Agreement.

“Closing Date Controlling Shareholders” means Mark W. Brooks and NC 143 Family Holdings LP.

“Closing Date Acquisition Agreement” means that certain Unit Purchase Agreement dated as of the Closing Date by and between NC 143 Family Holdings LP and Fuse, and all schedules, exhibits and annexes thereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means and includes all of Borrowers’ now owned or hereafter acquired assets, whether tangible or intangible, including without limitation all of Borrowers’ right, title and interest in and to each of the following, wherever located and whether now existing or hereafter arising or acquired:  (a) all accounts, (b) all inventory, (c) all equipment and fixtures, (d) all contract rights, (e) all general intangibles, including without limitation payment intangibles and software, (f) all Intellectual Property,

Exhibit 10.1

(g) all securities accounts, deposit accounts, cash, money, drafts, certificates of deposit, and general and special deposits, (h) all investment property and financial assets (other than margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), (i) all instruments, (j) all chattel paper, including without limitation, electronic chattel paper, (k) all goods and all accessions thereto, (1) all healthcare-insurance receivables, (m) all leases, (n) all reporting obligations, (o) all documents, (p) all letter of credit rights, (q) all insurance and certificates of insurance pertaining to any and all items of Collateral, (r) all books and records, (s) all files, correspondence, computer programs, tapes, disks and related data processing software and other media which contain information identifying or pertaining to any of the Collateral or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof, (t) all cash deposited with any Affiliate of Lender, (u) all commercial tort claims, including, without limitation, those described on Schedule 1.1 hereto, if any, and (v) any and all products and cash and non-cash proceeds of the foregoing (including, but not limited to, any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form.

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act and/or the Exchange Act, as applicable.

“Contingent Liability” any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof.   The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Debt” means, without duplication, (a) all obligations for Borrowed Debt or for the deferred purchase price of property or services or in respect of reimbursement obligations under letters of credit, (b) all obligations represented by bonds, debentures, notes and accepted drafts that represent extensions of credit, (c) Capitalized Lease Obligations, (d) all obligations (including, during the noncancellable term of any lease in the nature of a title retention agreement, all future payment obligations under such lease discounted to their present value in accordance with GAAP) secured by any Lien to which any property or asset owned or held by a Person is subject, whether or not the obligation secured thereby shall have been assumed by such Person, (e) all Contingent Liabilities of such Person, (f) Disqualified Equity Interests, including all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrant, right or option to acquire such Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference and (g) the Earn-Out.

“Default” means any of the events specified in Section 10.1 that, with the passage of time or giving of notice or both, would constitute an Event of Default.

“Default Rate” means the lesser of (a) eighteen percent (18.00%) per annum and (b) the Maximum Rate.

Exhibit 10.1

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security of other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months after the Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to six months after the Termination Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments prior to six months after the Termination Date, (e) provides the holders of such Equity Interest thereof with any rights to receive any cash upon the occurrence of a change of control prior to six months after the date on which the Obligations have been irrevocably paid in full, unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full, or (f) is prohibited by the terms of this Agreement.

“Dollar” and “$” means freely transferable United States dollars.

“Earn-Out” means the earn-out payments payable pursuant to Section 2.2 of the Closing Date Acquisition Agreement.

“Earn-Out Subordination Agreement” means that certain Deferred Purchase Price Subordination Agreement dated as of the Closing Date among NC 143 Holdings LP, Fuse and Lender.

“EBITDA” means, for any period, the sum of (a) Net Income (or Net Loss) for such period, plus (b) the cash interest expense for such period, plus (c) the provision for income taxes allocable to such period, plus (d) any depreciation or amortization expenses incurred in determining Net Income (or Net Loss) for such period, plus (d) to the extent reducing Net Income non-cash expenses for equity incentives of management of the Borrowers; provided that for any period prior to the Closing Date, EBITDA shall mean only the EBITDA of CPM and after the Closing Date, EBITDA shall mean the EBITDA of all the Borrowers.

“Eligible Accounts” shall mean all accounts of Borrowers which contain selling terms and conditions acceptable to Lender.  The Net Amount of any Eligible Account against which Borrowers may borrow shall exclude all returns, discounts, credits, and offsets of any nature.  Unless otherwise agreed to by Lender in writing, Eligible Accounts shall not include:

(a)accounts with respect to which the Account Debtor is a member, employee, or agent of Borrower;

(b)accounts with respect to which the Account Debtor is an Affiliate of Borrower;

(c)accounts with respect to which goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Account Debtor may be conditional;

(d)accounts with respect to which the Account Debtor is not a resident of the United States, except to the extent such accounts are supported by insurance, bonds, or other assurances satisfactory to Lender;

(e)accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower;

(f)accounts which are subject to dispute, counterclaim, or setoff;

Exhibit 10.1

(g)accounts with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor;

(h) accounts with respect to which Lender, in its sole discretion, deems the creditworthiness or financial condition of the Account Debtor to be unsatisfactory;

(i)accounts of any Account Debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provisions of any state or federal bankruptcy, insolvency, or debtor-in-relief acts; or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due;

(j)accounts with respect to which the Account Debtor is the United States government or any department or agency of the United States;

(k) that portion of the accounts of any single Account Debtor which exceeds 25.00% of all Borrower’s Accounts;

(l)accounts which have not been paid in full within 90 days from the invoice date; the entire balance of any account from hospital Account Debtors will be ineligible whenever the portion of the Account which has not been paid within 120 days from the invoice date is in excess of 50.00%  of the total amount outstanding on the account;

(m)accounts from hospitals which have not been paid in full within 120 days from the invoice date; the entire balance of any account from hospital Account Debtors will be ineligible whenever the portion of the account which has not been paid within 120 days from the invoice date is in excess of 50.00% of the total amount outstanding on the account;

(n)accounts arising from services performed under contracts which are bonded or insured; and

(o)accounts that are classified as letters of protection.

“Eligible Inventory” means, at any time, all inventory owned and in the possession of Borrowers as defined below, except:

(a)	inventory which is not owned by Borrower free and clear of all security interests, liens, encumbrances, and claims of third parties;
(b)	inventory which Lender, in its sole discretion, deems obsolete, unsalable, damaged, defective, or unfit for further processing;
(c)	inventory which is slow-moving; slow moving is defined as static inventory reserve determined by Lender at each field audit examination; and
(d)	inventory that is located at any location other than those listed on Schedule 6.1(p)

“Environmental Laws” means all federal, state, local and foreign laws now or hereafter in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or otherwise relating to the manufacture, processing, distribution, use, treatment,

Exhibit 10.1

storage, disposal, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, notices or demand letters issued, entered, promulgated or approved thereunder.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time, and any successor statute, and any rule or regulation issued thereunder.

“Event of Default” means any of the events specified in Section 10.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Financial Statements” means, (a) with respect to financial statements dated as of a date prior to the Closing Date, (i) the balance sheet of Borrowers for its fiscal year ended December 31, 2016, and the related statements of profit and loss and cash flows for the year ended on such date, reviewed by independent public accountants, and (ii) its unaudited balance sheet as of October 31, 2017, and the related statements of profit and loss and cash flows for the monthly period then ended, and (b) with respect to financial statements dated after the Closing Date, the financial statements delivered to Lender pursuant to Section 8.1(a) and Section 8.1(b), respectively.

“Fixed Charge Coverage Ratio” means, with respect to the Borrowers on a consolidated basis,  the ratio, determined as of the end of each calendar quarter for the four consecutive quarter period then ending of (a) EBITDA for the four quarter period then ended, minus all taxes paid in cash during such period, minus all dividends and distributions made by Borrowers in respect of its Equity Interests during such period, minus Non-Financed Capital Expenditures during such period, to (b) without duplication, cash interest expense paid during such period, plus principal payments on Debt (including, for the avoidance of doubt, all payments with made with respect to the Earn-Out) which scheduled to be paid during such period, plus payments on Capitalized Leases during such period.

“GAAP” means generally accepted accounting principles and practices consistently applied.

“Guarantors” means, collectively, Mark W. Brooks and NC 143 Family Holdings LP and each other guarantor of the Obligations.

“Intellectual Property” means, as to any Person, all of such Person’s then owned and existing and future acquired or arising patents, patent rights, copyrights, works which are the subject of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, and all rights to sue for past, present and future infringements of any of the foregoing.

“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any Debt or Equity Interest, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business and consistent with historical practices) or by making an Acquisition.

Exhibit 10.1

“Lender” has the meaning prescribed for such term in the preamble paragraph of this Agreement.

“Lender’s Office” means the office of Lender located at ZB, N.A. (d/b/a Amegy Bank), 2501 N. Harwood Street, Suite 1600 Dallas, TX 75201 or such other office as Lender may designate from time to time.

“LIBOR Index Rate” for each period of one month, the rate per annum offered for Dollar deposits in an amount comparable to the outstanding principal amount of the Loan for a thirty (30) day period as of 11:45 A.M. City of London, England time on the first (1st) day of such month as quoted from the London Interbank Offered Rate (“LIBOR”) from ICE Benchmark Administration Interest Settlement Rates, as quoted by U.S. Dollars by Bloomberg, or other comparable service selected by Lender; provided that for the period from the initial funding of the Loan until the last day of the month in which the initial funding of the Loan occurred, such rate shall be determined prior to such initial funding; and reset on the first (1st) day of the next month; provided, however, that if such rate is not available on Bloomberg then such offered rate shall be otherwise independently determined by Lender from an alternate, substantially similar independent source available to Lender and recognized in the banking industry. The LIBOR Index Rate shall be set on the first (1st) day of each month as provided above and shall remain in effect until reset on the first (1st) day of the following month; provided, that to the extent a comparable or successor reference rate is selected by Lender in connection herewith (for the avoidance of doubt, Lender may select comparable or successor rate after the Closing Date to the extent the LIBOR is no longer available or published), the selected rate shall be applied in a manner consistent with market practice (provided that to the extent such market practice is not administratively feasible for Lender, such approved rate shall be applied in a manner as otherwise reasonably determined by Lender).

“Lien” means, with respect to any Person, any security interest, chattel mortgage, charge, mortgage, deed to secure debt, deed of trust, lien, pledge, Capitalized Lease, conditional sale or other title retention agreement, or other security interest or encumbrance of any kind in respect of any property of such Person or upon the income or profits therefrom.

“Loan Documents” means, collectively, this Agreement, each agreement or document now or hereafter executed and delivered by any Person to evidence or secure the Obligations and each other instrument, agreement and document now or hereafter executed and delivered in connection with this Agreement or the Loans.

“Loan Sweep Feature” has the meaning prescribed for such term in Section 2.2(b) of this Agreement.

“Material Adverse Effect” means any act, omission, event or undertaking which would, singly or in the aggregate, have a materially adverse effect upon (a) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or business prospects of Borrowers, taken as a whole, (b)  the ability of Borrowers, taken as a whole, to perform any obligations under this Agreement or any other Loan Document to which it is a party, or (c) the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document or the ability of Lender to enforce any rights or remedies under or in connection with any Loan Document.

“Maximum Rate” means the maximum rate of nonusurious interest permitted from day to day by applicable law, including Chapter 303 of the Texas Finance Code (the “Code”) (and as the same may be incorporated by reference in other Texas statutes). To the extent that Chapter 303 of the Code is relevant to any holder of this Note for the purposes of determining the Maximum Rate, each such holder elects to determine such applicable legal rate pursuant to the “weekly ceiling,” from time to time in effect, as referred to and defined in Chapter 303 of the Code; subject, however, to the limitations on such applicable

Exhibit 10.1

ceiling referred to and defined in the Code, and further subject to any right such holder may have subsequently, under applicable law, to change the method of determining the Maximum Rate.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Borrower or a Related Company is required to contribute or has contributed within the immediately preceding 6 years.

“Net Amount” means (a) with respect to Eligible Accounts at any time, the gross amount of Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed, and (b) with respect to Eligible Inventory at any time, the lesser of cost value or market value thereof, determined in a manner acceptable to Lender, and excluding any portion of cost attributable to intercompany profit between any Borrower and its Affiliates.

“Net Income” or “Net Loss” means, with respect to any Person, the net income or net loss of such Person for the period in question (after provision for income taxes) determined in accordance with GAAP, provided that the impact of any extraordinary gains, determined in accordance with GAAP, shall be excluded from the determination of “Net Income” and “Net Loss.”

“Non-Financed Capital Expenditures” means Capital Expenditures that are made with funds other than funds obtained from a seller of the capital assets, by a lender, lessor or another financial institution, including, without limitation, Lender, for the specific purpose of making such Capital Expenditure; provided, however, that Capital Expenditures funded from advances under the Loans shall be considered Non-Financed Capital Expenditures.

“Obligations” means (i) all Loans or other advances made by Lender to Borrowers pursuant to this Agreement or otherwise, (ii) all Bank Product, (iii) any and all other debts, liabilities and obligations of every kind and character of any Borrower to Lender, whether now or hereafter existing, and regardless of whether such present or future debts, liabilities or obligations are direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, howsoever such debts, liabilities or obligations shall arise or be incurred or evidenced, (iv) interest on all of the debts, liabilities and obligations set forth above (including interest accruing after the filing of any bankruptcy or similar petition), (v) all costs, fees and expenses payable by Borrowers to Lender or any Affiliate of Lender pursuant to any of the Loan Documents, and (vi) any and all renewals, extensions, modifications and increases of the debts, liabilities and obligations set forth above, or any part thereof.

“Obligors” means each Borrower, each Guarantor and all other Persons obligated to Lender in respect of the Obligations and “Obligor” means any one of them.

“Operating Lease” means any lease (other than a lease constituting a Capitalized Lease) of real or personal property determined in accordance with GAAP.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Permitted Debt” means (a) Debt constituting purchase money indebtedness or Capital Lease Obligations in an aggregate amount outstanding not to exceed $250,000, (b) the Obligations, (c) trade payables and other contractual obligations arising in the ordinary course of business that are not past due by more than 90 days, (d) the Earn-Out so long as it is subject to the Earn-Out Subordination Agreement, and (e) Debt existing on the Closing Date and described on Schedule 10.3 attached hereto and made a part hereof.

Exhibit 10.1

“Permitted Investments” means Investments of Borrowers in (a) negotiable certificates of deposit issued by any commercial bank having capital and surplus in excess of $100,000,000, and (b) any direct obligation of the United States of America or any agency or instrumentality thereof which has a remaining maturity at the time of repurchase of not more than one year and repurchase agreements relating to the same.

“Permitted Liens” means: (a) Liens which constitute purchase money security interests or arise in connection with  Capital Leases (and attaching only to the property being purchased or leased) permitted under clause (a) of the definition of Permitted Debt; provided that any such Lien attaches to such property within fifteen (15) days of the acquisition thereof and attaches solely to the property so acquired or leased, (b) Liens in favor of Lender, (c) Liens securing taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, but (i) in all cases, only if payment shall not at the time be past due, and (ii) in the case of warehousemen or landlords controlling locations where inventory is located, only if such Liens have been waived or subordinated to the security interest of Lender in a manner satisfactory to Lender, and (d) the Liens existing on the Closing Date and described on Schedule 10.4 attached hereto and made a part hereof.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Related Company” means, as to any Person, any (a) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (b) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person or any corporation described in clause (a) above or any partnership, trade or business described in clause (b) above.

“Reserve” means, as of any date of determination, an amount from time to time established by Lender in its sole and absolute discretion as a reserve in reduction of the applicable Borrowing Base in respect of contingencies or other potential factors (such as, without limitation, rebates, sales taxes, property taxes, installation and delivery expenses, and warranties) which could adversely affect or otherwise reduce the anticipated amount of timely collections in payment of Eligible Accounts or the value (whether at cost, market or orderly liquidation value) of Eligible Inventory, which could affect the enforceability, perfection or priority of Lender’s Lien on the Collateral or which does or would with notice or passage of time or both, constitute an Event of Default.  The “Reserve,” if any from time to time, does not represent cash funds.

“Restricted Payments” means, with respect to any Person, (a) the retirement, redemption, purchase, or other acquisition for value of any Equity Interests issued by such Person, (b) the declaration or payment of any dividend or distribution on or with respect to any Equity Interests (excluding distributions made solely in shares of stock of the same class) or any other payment by such Person in respect of Equity Interests, (c) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Debt, (d) the payment by any Person of the principal amount of or interest on any Debt (other than trade debt in the ordinary course) owing to an Affiliate of such Person, (e) pay management fees or similar fees to any Person, including, without limitation, any holders of its Equity Interests or any Affiliate thereof, (f) pay any directors or similar fees to any Person or (g) pay any salaries, prerequisites or benefits to any holders of Equity Interests other than in the ordinary course of business and consistent with historical practices.

Exhibit 10.1

“Revolving Facility Limit” means $5,000,000.

“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by:  (a) the United States of America, including those administered by the OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other governmental authorities with jurisdiction over any Borrower.

“Sanctioned Person” means any Person that is a target of Sanctions, including without limitation, a Person that is: (a) listed on OFAC’s Specially Designated Nationals and Blocked Persons List; (b) listed on OFAC’s Consolidated Non-Specially Designated Nationals List; (c) a legal entity that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s); or (d) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.

“Schedule of Accounts” means a schedule delivered by Borrower Representative to Lender pursuant to the provisions of Section 8.3(a).

“Schedule of Inventory” means a schedule delivered by Borrower Representative to Lender pursuant to the provisions of Section 8.3(a).

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Solvent” means, when used in connection with any Person, that such Person has assets of a fair value which exceeds the total liabilities of such Person and which exceeds the amount required to pay its debts (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute and matured, and that such Person is able to, and anticipates that it will be able to, meet its debts as they mature and has adequate capital to conduct the business in which it is or proposes to be engaged, and when used in connection with Borrowers, that all of the foregoing requirements are true after given effect to the transactions contemplated hereby, and that Borrowers will not be rendered insolvent by the execution and delivery of the Loan Documents or by completion of the transactions contemplated hereunder or thereunder.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Equity Interests having ordinary voting power to elect a majority of the board of directors (or appoint a majority of other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Termination Date” means the earliest to occur of (a) November 2, 2018 and (b) the date on which Lender’s commitment to make Loans is terminated pursuant to Section 10.2.

“Termination Event” means (a) a “Reportable Event” as defined in Section 4043 of ERISA, but excluding any such event as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code, (b) the filing of a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination under Section 4041 of ERISA, or (c) the institution of proceedings to terminate a Benefit Plan

Exhibit 10.1

by the PBGC under Section 4042 of ERISA or the appointment of a trustee to administer any Benefit Plan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Texas, including without limitation, any amendments thereto which are effective after the date hereof or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“Unfunded Vested Liabilities” shall mean the amount (if any) by which (i) the actuarial present value of accumulated benefits under a Benefit Plan which are vested exceeds (ii) such Benefit Plan’s net assets available for benefits (all as determined in connection with the filing of Borrowers’ most recent Annual Report on Form 5500) but only to the extent such excess would, if such Benefit Plan were to terminate as of such date, represent a liability of Borrowers or any Related Company to the PBGC under Title IV of ERISA.  In each case the foregoing determination shall be made as of the most recent date prior to the filing of said Annual Report as of which such actuarial present value of accumulated Plan benefits is determined.

Section 1.2UCC Terms

. Terms defined in the UCC (such as, but not limited to, accounts, chattel paper, commercial tort claims, contract rights, deposit account, documents, electronic chattel paper, equipment, financial assets, fixtures, general intangibles, goods, instruments, investment property, inventory, proceeds, security, security certificates and tangible chattel paper), as and when used (without being capitalized) in this Agreement or the Loan Documents, shall have the meanings given to such terms in the UCC.

Section 1.3Accounting Terms and Determinations

.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to Lender hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of Borrowers referenced in Section 8.1.

Section 1.4Interpretative Provisions.

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)The term “including” is not limiting and means “including without limitation.”

(d)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

Exhibit 10.1

(f)This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

ARTICLE II - REVOLVING CREDIT FACILITY

Section 2.1Loans

.  Subject to the terms and conditions of this Agreement, prior to the Termination Date, Lender shall make revolving loans to Borrowers (each a “Loan” and, collectively, the “Loans”) in an outstanding aggregate amount not exceed at any time the lesser of (i) the Revolving Facility Limit and (ii) the Borrowing Base.  Borrowers may borrow, repay and reborrow the principal of the Loans in accordance with the terms of this Agreement.

Section 2.2Advances

.

(a)Requests for Loans shall be deemed automatically made through the Lender’s treasury management product “loan sweep”, subject to such reasonable conditions as Lender may require with respect thereto (the “Loan Sweep Feature”).

(b)If the Loan Sweep Feature is deactivated or unavailable for any reason, Borrowers shall give Lender notice of each requested Loan by delivery to Lender of an Advance Request substantially in the form attached hereto as Exhibit C (an “Advance Request”), executed by Borrower Representative’s treasurer, chief executive officer, or chief financial officer, properly completed and specifying (i) the date of such borrowing, which shall be a Business Day, (ii) the amount of such borrowing, which shall be in an aggregate principal amount of $200,000 or a whole multiple of $100,000 in excess thereof and (iii) the applicable Borrower to whom the requested Loans should be made. Prior to making any Loan, Lender may require that Borrowers deliver a Borrowing Base Certificate dated a recent date acceptable to Lender evidencing that the amount of the outstanding Loans plus the requested Loan is less than the lesser of (a) the Revolving Facility Limit and (b) the Borrowing Base. Assuming that each Advance Request Form is in proper form, if Lender received an Advance Request Form at or after 12:00 p.m. (Dallas, Texas, time) on any Business Day, Lender will make the requested Loan on the same Business Day, and if Lender received an Advance Request Form at or after 12:00 p.m. (Dallas, Texas, time), Lender will make the requested Loan on the next Business Day.  Advance Request Forms may be delivered by e-mail, scanned PDF or any other electronic method acceptable to Lender.

(c)Borrowers’ failure to pay any amount required to be paid under any Loan Document or any Obligation shall be deemed, in Lender’s sole and absolute discretion, to be a request for a Loan on the due date in the amount required to pay such amount, and such request shall be irrevocable.  Lender shall not have any obligation to Borrowers to honor any deemed request for an advance but may do so in its sole and absolute discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default.

Section 2.3Repayment of the Loans

.  The outstanding principal amount of, and all accrued and unpaid interest on, the Loans are due and payable, without demand, on the Termination Date.  If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.  If at any time the principal of, and interest upon, any portion of the Loans exceed the lesser of (a) the Revolving Facility Limit, (b) the Borrowing Base, Borrowers shall immediately repay the Loans in the amount to eliminate such excess.

Section 2.4Disbursement of Loans

.  Borrowers hereby irrevocably authorize Lender to disburse the proceeds of the Loans as follows:  each advance requested under Section 2.2(a) or Section

Exhibit 10.1

2.2(b), as applicable, shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, (a) in the case of the initial Loan, in accordance with the written instructions from Borrower Representative to Lender, and (b) in the case of each subsequent Loan, to a deposit account designated in writing by Borrower Representative to Lender.

Section 2.5Deemed Requests for Loans to Pay Required Payments

.  All payments of principal, interest, fees and other amount payable hereunder, including all reimbursements for expenses pursuant to Section 11.2, may be paid from the proceeds of Loans, whether made pursuant to a request by Borrowers or a deemed request as provided herein.  Borrowers hereby irrevocably authorize Lender to make any Loan for the purpose of paying principal, interest, fees and other amounts payable under the Loan Documents, including reimbursing costs or expenses for which Borrowers are obligated under the Loan Documents, whether or not any condition precedent specified by Article IV has been satisfied, and agrees that all Loans so made shall be deemed to have been requested by Borrowers pursuant to this Agreement.

ARTICLE III - GENERAL LOAN PROVISIONS; FEES

Section 3.1Interest.

(a)Rate.  Subject to the provisions of Section 3.1(b), the Loans shall bear interest at the LIBOR Index Rate plus three percent (3.00%) per annum.  All interest due hereunder shall be payable monthly in arrears on the first day of each calendar month and on the Termination Date.

(b)Default Rate. From and after the occurrence of an Event of Default, the unpaid principal amount of all Obligations shall, at the option of Lender, bear interest until paid in full (or, if earlier, until such Event of Default is cured or waived in writing by Lender) at a rate per annum equal to the lesser of (i) the Maximum Rate and (ii) the Default Rate, payable on demand.

(c)Computation of Interest.  The interest rates provided for in Sections 3.1(a) and (b) shall be computed on the basis of a year of 360 days and the actual number of days elapsed; provided, however, any calculation of the Maximum Rate shall be computed on the basis of the actual days elapsed in a year of 365 or 366 days, as appropriate, unless the Texas Finance Code permits any applicable interest rate ceiling to be calculated on the basis of a 360-day year.

Section 3.2Unused Line Fee

.  Borrowers shall pay to Lender an unused line fee for the period from the date hereof through the Termination Date of 0.25% per annum on the average daily unborrowed amount of the Revolving Facility Limit during such period.  Such unused line fee shall be payable monthly in arrears on the first day of the next calendar month until the Termination Date and on the Termination Date (pro-rated for any period of less than one calendar month).  Such unused line fee constitutes reasonable consideration for Lender’s taking of appropriate actions to be able to make available to Borrowers the amount of the Revolving Facility Limit for such period.

Section 3.3Manner of Payment.

(a)Timing.  Each payment by Borrowers on account of the Obligations payable to Lender by Borrowers pursuant to this Agreement or the other Loan Documents shall be made not later than 12:00 noon (Dallas, Texas, time) on the applicable due date.  All payments shall be made to Lender at Lender’s Office, in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever.

(b)Charging Loan Account.  Borrowers hereby irrevocably authorize Lender and each Affiliate of Lender to charge any account of Borrowers maintained with Lender or such

Exhibit 10.1

Affiliate with such amounts as may be necessary from time to time to pay any Obligations owed by Borrowers which are not paid when due.

Section 3.4Termination of Agreement or Facility

.  On the Termination Date, Borrowers shall pay to Lender (i) the outstanding principal of, and accrued and unpaid interest on, the Loans on such date, (ii) all fees accrued and unpaid, (iii) any amounts payable to Lender pursuant to the other provisions of this Agreement or any other Loan Document, and (iv) any and all other Obligations then outstanding (unless, in case of (iv), otherwise provided in the definitive documentation relating to any Banking Products).

Section 3.5Evidence of Debt.

(a)At the request of Lender, the Loans shall be further evidenced by one or more promissory notes.

(b)Lender shall maintain accounts in which it will record (i) the amount of each Loan extended hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to Lender hereunder, and (iii) the amount of any payment received by Lender hereunder from Borrowers.

(c)The entries in the accounts maintained pursuant to subsection (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrowers to repay the Obligations in accordance with their terms.

Section 3.6Changes in Capital Adequacy Regulations

.  If Lender reasonably determines that the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender is increased as a result of a Change in Law, then, within 30 days of demand for payment by Lender to Borrowers, Borrowers shall pay Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which Lender determines is attributable to this Agreement and any facility hereunder.

Section 3.7Lender Statements; Survival of Indemnity

.  Lender shall deliver a written statement to Borrowers as to the amount due, if any, under Section 3.6.  Such written statement shall set forth in reasonable detail the calculations upon which Lender determined such amount and shall be final, conclusive and binding on Borrowers in the absence of manifest error.  Unless otherwise provided herein, the amount specified in the written statement of Lender shall be payable on demand after receipt by Borrowers of such written statement.  The obligations of Borrowers under Section 3.6 shall survive payment of the Obligations and termination of this Agreement.

Section 3.8Maximum Interest; Controlling Limitation

.

(a)Lender and each Borrowers acknowledge, agree, and declare that it is its intention to expressly comply with all Applicable Law in respect of limitations on the amount or rate of interest that can legally be contracted for, charged or received under or in connection with the Loan Documents.  Notwithstanding anything to the contrary contained in any Loan Document (even if any such provision expressly declares that it controls all other provisions of the Loan Documents), in no contingency or event whatsoever shall the amount of interest (including the aggregate of all charges, fees, benefits, or other compensation which constitutes interest under any Applicable Law) under the Loan Documents paid by Borrowers, received by Lender or agreed to be paid by Borrowers, or requested or demanded to be paid by Lender exceed the

Exhibit 10.1

Maximum Rate, and all provisions of the Loan Documents in respect of the contracting for, charging, or receiving compensation for the use, forbearance, or detention of money shall be limited as provided by this Section.  To the extent permitted by Applicable Law, all interest paid, or agreed to be paid, by Borrowers, or taken, reserved, or received by Lender shall be amortized, prorated, spread, and allocated in respect of the Obligations throughout the full term of this Agreement.  Notwithstanding any provision contained in any of the Loan Documents, or in any other related documents executed pursuant hereto, Lender shall never be entitled to charge, receive, take, reserve, collect, or apply as interest any amount which, together with all other interest under the Loan Documents would result in a rate of interest under the Loan Documents in excess of the Maximum Rate and, in the event Lender ever charges, receives, takes, reserves, collects, or applies any amount in respect of Borrowers that otherwise would, together with all other interest under the Loan Documents, be in excess of the Maximum Rate, such amount shall automatically be deemed to be applied in reduction of the unpaid principal balance of the Obligations other than interest and, if the principal balance thereof is paid in full, any remaining excess shall forthwith be refunded to Borrowers.  Subject to the foregoing, Borrowers hereby agree that the actual effective rate of interest from time to time existing under the Loan Documents, including all amounts agreed to by Borrowers pursuant to and in accordance with the Loan Documents which may be deemed to be interest under any Applicable Law, shall be deemed to be a rate which is agreed to and stipulated by Borrower and Lender in accordance with Applicable Law.

(b)To the maximum extent permitted under any Applicable Law, Borrowers and Lender shall (i) characterize any non-principal payment as a standby fee, commitment fee, prepayment charge, delinquency charge, expense, or reimbursement for a third-party expense rather than as interest and (ii) exclude prepayments, acceleration, and the effect thereof.

(c)Subject to Section 3.8(a), after any period during which the limitations prescribed by Section 3.8(a) have limited the applicable rate of interest on the Obligations to the Maximum Rate when, absent such limitations, such applicable rate would have exceeded the Maximum Rate, then, thereafter, the rate of interest applicable to the Obligations shall instead be deemed to be, and shall remain at, the Maximum Rate (notwithstanding any other provision of this Agreement other than Section 3.8(a)), until such time as the amount of interest paid hereunder equals the amount of interest that would have been lawfully contracted, charged or received in the absence of the limitation prescribed by Section 3.8(a).

ARTICLE IV - CONDITIONS PRECEDENT

Section 4.1Conditions Precedent

.  Lender shall not be obligated to make any Loan or advance hereunder (including the first) until (i) it shall have received the following documents and items, each duly executed and delivered in form and substance satisfactory to Lender, and (ii) the following requirements have been fulfilled to the satisfaction of Lender, in its sole and absolute discretion.

(a)this Agreement;

(b)the Earn-Out Subordination Agreement;

(c)a certificate executed by the President and the Secretary of each Borrower certifying (i) the names and signatures of the officers of such Person authorized to execute Loan Documents, (ii) the resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Borrower authorizing the execution of this Agreement and the other Loan Documents, as appropriate, (iii) the correctness and completeness of the copy of the bylaws (or

Exhibit 10.1

equivalent governing document) of such Person attached thereto and (iv) the correctness and completeness of the copy of the certificate of incorporation of such Person attached thereto;

(d)a good standing certificates for each Borrower, issued by the Secretary of State or other appropriate official of such Borrower’s jurisdiction of organization and each jurisdiction where such Borrower’s conduct of business or ownership of property necessitates qualification;

(e)the Amended and Restated Operating Agreement (the “Amended and Restated Operating Agreement”) of CPM, in substantially the form attached hereto as Exhibit A-1, executed by the sole member of CPM;

(f)resolutions duly adopted by the sole member of CPM, in substantially the form attached hereto as Exhibit A-2, authorizing the adoption of the Amended and Restated Operating Agreement;

(g)the transactions contemplated by the Closing Acquisition Agreement shall have been completed; and

(h)approval of the transaction contemplated hereby by the credit committee of Lender.

Section 4.2Conditions to Subsequent Advances

.  The obligation of Lender to make any advance subsequent to the initial advance is subject to the following conditions precedent:

(a)Conditions Precedent.  All of the conditions precedent set forth in Section 4.1 have been satisfied.

(b)Defaults and Events of Default.  No Default or Event of Default shall have occurred and be continuing.

(c)Material Adverse Effect.  No Material Adverse Effect (or event or condition that could reasonably be expected to cause or have a Material Adverse Effect) has occurred since the date of the Financial Statements.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BORROWERS

Section 5.1Representations and Warranties

.  As of the Closing Date and the date of each Loan, each Borrower represents and warrants to Lender as follows:

(a)Organization; Power; Qualification.  Such Borrower is a corporation, duly organized, validly existing and in good standing under the laws of state of its formation and is qualified to do business in each state in which the nature of its properties or its activities requires such qualification, except to the extent the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  The jurisdictions in which such Borrower is qualified to do business as a foreign entity are listed on Schedule 6.1(a).  Such Borrower’s federal employer identification number and its organizational number with the Secretary of State of the state of its organization (if issued) are as set forth on Schedule 6.1(a).

(b)Authorization; Enforceability.  Such Borrower has the power and authority to, and is duly authorized to, execute and deliver the Loan Documents to be executed by such Borrower.  Each of the Loan Documents to which such Borrower is a party, constitutes the legal, valid and binding obligations of such Borrower, enforceable in accordance with its terms, except

Exhibit 10.1

as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights generally.

(c)Subsidiaries, Parents and Affiliates; Ownership.  Except as shown on Schedule 6.1(c), such Borrower does not have any Subsidiaries.  The outstanding Equity Interests of such Borrower has been duly and validly issued and are fully paid and nonassessable (to the extent applicable), and the number and owners of such Equity Interests are set forth on Schedule 6.1(c).

(d)Conflicts.  Neither the execution and delivery of the Loan Documents, nor consummation of any of the transactions therein contemplated nor compliance with the terms and provisions thereof, will contravene any provision of law or any judgment, decree, license, order or permit applicable to such Borrower or will conflict with, or will result in any breach of, any agreement to which such Borrower is a party or by which such Borrower may be bound or subject, or violate any provision of the organizational documents of such Borrower.

(e)Consents and Governmental Approvals.  No governmental approval nor any consent or approval of any third Person (other than those which have been obtained prior to the date hereof) is required in connection with the execution, delivery and performance by such Borrower of the Loan Documents. Such Borrower is in compliance with all applicable governmental approvals and permits.

(f)Loans.  Such Borrower has not made any loans or advances to any Affiliate or other Person except for advances authorized hereunder for routine expense allowances in the ordinary course of business.

(g)Business.  Borrowers are engaged principally in the business of distributions of medical devices.

(h)Title; Liens.  Except for Permitted Liens, all of the properties and assets of Borrowers are free and clear of all Liens, and Borrowers have good and marketable title to such properties and assets.  Each Lien granted, or intended to be granted, to Lender pursuant to the Loan Documents is a valid, enforceable, perfected, first priority Lien and security interest.

(i)Debt and Contingent Liabilities.  As of the Closing Date, set forth on Schedule 6.1(i) is a complete and correct listing of all of Borrowers’ (i) Borrowed Debt, and (ii) Contingent Liabilities.

(j)Suits, Actions, Etc.  Except as disclosed on Schedule 6.1(j), no litigation, arbitration, governmental investigation, proceeding or inquiry is pending or, to the knowledge of Borrowers, threatened against any Borrower.  No such litigation, arbitration, governmental investigation, proceeding or inquiry could reasonably be expected to result in a Material Adverse Effect.

(k)Tax Returns and Payments.  All tax returns required to be filed by Borrowers in any jurisdiction have been filed and all taxes (including property taxes) have been paid prior to the time that such taxes could give rise to a lien therefor.

(l)Financial Condition.  Borrowers have delivered to Lender copies of the Financial Statements.  The Financial Statements fairly present the financial condition of Borrowers as of their respective dates and have been prepared in accordance with GAAP (except, with respect to the unaudited statements, for the presentation of footnotes and for applicable normal year-end audit adjustments).  There is no Debt of Borrowers which is not reflected in the Financial

Exhibit 10.1

Statements, and no event or circumstance has occurred since the date of the Financial Statements which has had or could have or result in a Material Adverse Effect.

(m)ERISA.  Neither any Borrower nor any Related Company maintains or contributes to any Benefit Plan other than those listed on Schedule 6.1(m).  Further, (i) no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Benefit Plan, and (ii) the PBGC has not instituted proceedings to terminate any Benefit Plan. Each Borrower and each Related Company has satisfied the minimum funding standards under ERISA with respect to its Benefit Plans and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Benefit Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(n)Defaults.  No Default or Event of Default has occurred and is continuing.

(o)Borrowing Base Reports.  All accounts and inventory included in any Borrowing Base Certificate constitute Eligible Contracts, Eligible Accounts or Eligible Inventory, as appropriate, except as disclosed in such Borrowing Base Certificate.

(p)Locations of Contracts, Inventory and Equipment.  Set forth on Schedule 6.1(p) are (i) the location and address where all contracts, inventory and equipment of each Borrower is located, except for inventory that is in transit to such location, and (ii) if the facility is leased or is a third party warehouse, processor location, the name of the landlord or such third party warehouseman or processor.

(q)Place of Business.  The place of business of each Borrower (or if such Borrower has more than one place of business, its chief executive office) is at the address or addresses set forth on Schedule 6.1(q) and the books and records relating to the accounts of such Borrower are located at the address or addresses set forth on Schedule 6.1(q).

(r)Corporate and Fictitious Names; Trade Names.  No Borrower has, during the preceding five (5) years, (i) been known as or used any other corporate, fictitious or trade names, (ii) been the surviving corporation of a merger or consolidation, or (iii) acquired all or substantially all of the assets of any Person.

(s)Intellectual Property.  Schedule 6.1(s) lists all Intellectual Property owned by each Borrower.  Each Borrower owns or possesses all Intellectual Property required to conduct its business as now and presently planned to be conducted without, to its knowledge, any material conflict with the rights of others.

(t)Payroll Taxes. Each Borrower has made all payroll tax deposits for all of its employees on or before the date when due.

(u)Solvency.  Borrower is Solvent.  No transfer of property is being made by such Borrower and no obligation is being incurred by such Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay or defraud either present or future creditors of such Borrower.

(v)Permits and Licenses.  Each Borrower has obtained and maintains all permits and licenses necessary for such Borrower to conduct its business.  To the extent such permits and licenses must be held by individuals, all employees of such Borrower required to obtain and

Exhibit 10.1

maintain permits and licenses necessary for them to conduct such Borrower’s business have been obtained and are maintained and current.

(w)Deposit Accounts.  Except as may be designated to Lender by any Borrower in writing after the Closing Date and approved by Lender in writing, each deposit account of Borrower is listed in Schedule 6.1(w).

(x)Compliance with Laws. Each Borrower and its Subsidiaries each is in compliance, in all material respects, with Applicable Law.

(y)Material Agreements. Schedule 6.1(v) sets forth all material agreements to which such Borrower is a party or is otherwise bound, true, correct and complete copies of which have been delivered to Lender. Schedule 6.1(v) further identifies, as of the Closing Date, each such material agreement that requires consent to the granting of a Lien in favor of Lender on the rights of Borrower thereunder.  No Borrower is in default under or with respect to any such material agreement that gives rise to a right of termination by the non-defaulting party and could reasonably be expected to have a Material Adverse Effect.

(z)Non-Regulated Entities.  Neither any Borrower nor any Affiliate thereof is an “Investment Company” within the meaning of the Investment Company Act of 1940.  Borrower is not subject to regulation under the Federal Power Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur Debt.

(aa)Investment Banking or Finder’s Fees.  No Borrower has agreed to pay or is otherwise obligated to pay or reimburse any Person with respect to any investment banking or similar or related fee, underwriter’s fee, finder’s fee or broker’s fee in connection with this Agreement.

(bb)Sanctions, Anti-Corruption and Anti-Money Laundering Laws.   Borrower is not: (a) a Sanctioned Person; (b) controlled by or acting on behalf of a Sanctioned Person; (c) under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions. Borrower: (a) is in compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws; (b) is not, and has not been, under administrative, civil or criminal investigation; and (c) has not received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. The provisions in this Section shall prevail and control over any contrary provisions in this Agreement or in any related documents.

(cc)Full Disclosure.  None of the representations or warranties made by any Borrower in the Loan Documents and none of the statements contained in any Schedule or any report, statement or certificate furnished to Lender by or on behalf of any Borrower in connection with the Loan Documents contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

(dd)Closing Date Acquisition.  As of the Closing Date, Fuse has delivered to the Lender  a complete and correct copy of the Closing Date Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other material documents delivered pursuant thereto or in connection therewith).  No Borrower is in default in the performance or compliance with any provisions thereof.  The Closing Date Acquisition Agreement complies in all material respects with, and the Specified Acquisition has been consummated in all material respects in accordance with, all applicable law.  The Closing Date

Exhibit 10.1

Acquisition Agreement is in full force and effect as of the Closing Date and has not been terminated, rescinded or withdrawn.  All material requisite approvals by governmental authorities having jurisdiction over the Seller (as defined in the Closing Date Acquisition Agreement), any Obligor or the other Persons referenced therein with respect to the transactions contemplated by the Closing Date Acquisition Agreement have been obtained or will be obtained prior to the Closing Date, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Closing Date Acquisition Agreement or to the conduct by any Borrower of its business thereafter.  Each of the representations and warranties given by each Borrower in the Closing Date Acquisition Agreement is true and correct in all material respects (without duplication of any materiality qualifier contained therein).

Section 5.2Survival of Representations

.  All representations and warranties by Borrowers herein shall be deemed to have been made on the date hereof and the date of each subsequent advance or Loan.

ARTICLE VI - SECURITY INTEREST AND COLLATERAL COVENANTS

Section 6.1Security Interest

.  To secure the payment and performance of the Obligations, each Borrower hereby mortgages, pledges and assigns to Lender for itself, and as agent for its Affiliates, all of the Collateral and grants to Lender for itself, and as agent for its Affiliates, a security interest and Lien in and upon all of the Collateral.  Each Borrower shall, at Lender’s request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable, in its sole discretion, in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other Liens except for Permitted Liens) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral.

Section 6.2Possession of Chattel Paper

.  Upon request of the Lender, Borrowers will promptly (but in any event within five 5 days) deliver into the possession of the Lender originals of all chattel paper of Borrowers.

Section 6.3Verification of Accounts

.  Lender shall have the right at any time in its own name, such Borrower’s name, or an assumed name to verify the validity, amount or any other matter relating to any accounts.

Section 6.4Disputes, Returns and Adjustments.

(a)Borrowers Representative provide Lender with prompt written notice of amounts of any material dispute between any Borrower and an Account Debtor.

(b)Borrowers Representative shall notify Lender promptly of all returns and credits in respect of any account, which notice shall specify the accounts affected and be included in the Borrowing Base Certificate delivered to Lender in accordance with Section 8.3(b).  Borrowers Representative shall notify Lender promptly of any pending material return or credit, and shall specify the account affected, the related Account Debtor and the goods to be returned.

Section 6.5Invoices

.  Upon request, Borrowers shall deliver to Lender copies of customers’ invoices or the equivalent, original shipping and delivery receipts or other proof of delivery, customers’ statements, the original copy of all documents, including, without limitation, repayment histories and

Exhibit 10.1

present status reports, relating to accounts and such other documents and information relating to the accounts as Lender shall specify.

Section 6.6Ownership; Defense of Title.

(a)Borrowers shall defend its title in and to the Collateral and shall defend the security interest of Lender in the Collateral against the claims and demands of all Persons.

(b)Borrowers shall (i) protect and preserve all properties material to its business, including Intellectual Property, and maintain all tangible property in good and workable condition in all material respects, with reasonable allowance for wear and tear, and (ii) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, and additions to such properties necessary for the conduct of its business.

Section 6.7Locations; Organizational Information; Inventory

.  No Borrower shall change the location of its place of business (or, if it has more than one place of business, its chief executive office) or the place where it keeps its books and records relating to the Collateral or change its name, identity, corporate structure or jurisdiction of organization without giving Lender at least 30 days’ prior written notice thereof.  All inventory, other than inventory in transit to any such location, shall at all times be kept by such Borrower at one or more of the locations set forth in Schedule 6.1(p).  Each Borrower shall ensure that all Inventory that is produced in the United States will be produced in compliance with the Fair Labor Standards Act, as amended.

Section 6.8Records Relating to Collateral.

(a)Borrowers shall at all times keep and maintain (i) complete and accurate records of inventory on a basis consistent with past practices of Borrowers, itemizing and describing the kind, type and quantity of inventory and Borrowers’ cost therefor and a current price list for such inventory, (ii) complete and accurate records of all other Collateral, (iii) a list of all customers of Borrowers with names, addresses and phone numbers, (iv) a list of all distributors for each product line included in Borrowers’ inventory, (v) a current customer open order report against current inventory, and (vi) a current list of all salesmen and employees of Borrowers.  Databases containing the foregoing shall at all times be accessible and available to Lender, subject to the terms of Section 6.9.

(b)Borrowers will conduct or will cause to be conducted a physical count of all inventory, wherever located, at least annually and make adjustments to its books and records to reflect the findings of such count and such adjustments shall be immediately reported to Lender.

Section 6.9Inspection

; Field Exams.  Lender (by any of its officers, employees, or agents) shall have the right at any time or times (with reasonable prior notice to Borrowers unless an Event of Default exists) to (a) visit the properties of Borrowers, inspect the Collateral and the other assets of Borrowers and inspect and make extracts from the books and records of Borrowers, all during customary business hours, (b) discuss Borrowers’ business, financial condition, results of operations and business prospects with Borrowers’ (i) principal officers, (ii) independent accountants and other professionals providing services to Borrowers, and (iii) any other Person (except that any such discussion with any third parties shall be conducted only in accordance with Lender’s standard operating procedures relating to the maintenance of confidentiality of confidential information of Borrowers), (c) conduct field examinations and otherwise verify the amount, quantity, value, and condition of, or any other matter relating to, any of the Collateral and in this connection review, audit and make extracts from all records and files related to any of the Collateral (it being understood that a field exam shall be required to be completed by no later than November 2, 2018 and no additional field exams shall be required prior to October 31, 2018 unless

Exhibit 10.1

required by Lender after the occurrence and during the continuance of an Event of Default), and (d) access and copy the records, lists, reports and data bases referred to in Section 6.8.  Borrowers will deliver to Lender upon request any instrument necessary to authorize an independent accountant or other professional to have discussions of the type outlined above with Lender or for Lender to obtain records from any service bureau maintaining records on behalf of Borrower.

Section 6.10Maintenance

.  Borrowers shall maintain all of their equipment in good and working order and condition, reasonable wear and tear excepted.

Section 6.11Appraisals

.  At any time when a Default or Event of Default exists, and also at such other times not more frequently than once a year as Lender requests, Borrowers shall, at their expense, provide Lender with appraisals, or updates of appraisals, of any Collateral, prepared by an appraiser acceptable to Lender and on a basis satisfactory to Lender.

Section 6.12Preservation of Lender’s Rights

.  To the extent allowed by law, neither Lender nor any of its officers, directors, employees or agents shall be liable or responsible in any way for the safekeeping of any Collateral or for any act or failure to act with respect to the Collateral, or for any loss or damage thereto or any diminution in the value thereof, or for any act by any other Person.  In the case of any instruments and chattel paper included within the Collateral, Lender shall have no duty or obligation to preserve rights against prior parties.  The Obligations shall not be affected by any failure of Lender to take any steps to perfect its security interests or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release Borrowers from any of the Obligations.

Section 6.13Perfection and Protection of Lender’s Security Interest

.  Each Borrower shall perform, at its expense, all actions requested by Lender at any time to perfect, maintain, protect and enforce Lender’s security interest in the Collateral.  Without limiting the foregoing, unless Lender agrees otherwise in writing, (a) such Borrower will deliver to Lender the originals of all instruments, documents and chattel paper, duly endorsed or assigned to Lender without restriction, and all certificates of title covering any portion of the Collateral for which certificates of title have been issued, together with executed applications for corrected certificates of title and other such documentation as may be requested by Lender, and (b) such Borrower shall deliver to Lender such executed documentation as Lender may request in order to perfect its security interest in any letter of credit issued in favor of such Borrower.  If at any time any Collateral is located on any leased premises not owned by such Borrower, then such Borrower shall, at the request of Lender, obtain written landlord lien waivers or subordinations with respect to such Collateral, in form and substance satisfactory to Lender.  If any Collateral is at any time in the possession or control of any warehouseman, bailee, processor or any other Person other than a Borrower, then such Borrower shall notify Lender thereof and shall, at the request of Lender, notify such Person (in form and substance satisfactory to Lender) of Lender’s security interest in such Collateral and instruct such Person to hold all such Collateral for Lender’s account subject to Lender’s instructions.

Section 6.14Power of Attorney

.  Each Borrower hereby irrevocably appoints Lender as such Borrower’s agent and attorney‑in‑fact to take any action necessary to preserve and protect the Collateral and Lender’s interests under the Loan Documents or to sign and file any document necessary to perfect Lender’s security interest in the Collateral. Without limiting the foregoing: (i) Lender shall have the right at any time to take any of the following action, in its own name or in the name of such Borrower, whether or not an Event of Default is in existence: (a) make written or verbal requests for verification of the validity, amount or any other matter relating to any Collateral from any Person, (b) endorse such Borrower’s name on checks, instruments or other evidences of payment on Collateral, (c) sign and file, in such Borrower’s name or in Lender’s name as secured party, any proof of claim or other document in any bankruptcy proceedings of any Account Debtor or obligor on Collateral, (d) access, copy or utilize any information recorded or contained in any computer or data processing equipment or system maintained by such Borrower in respect of the Collateral and (e) open mail addressed to such Borrower and take

Exhibit 10.1

possession of checks or other proceeds of Collateral for application in accordance with this Agreement. (ii) Lender shall have the right at any time to take any of the following action, in its own name or in the name of Borrower at any time when any Event of Default is in existence: (a) notify any or all Persons which Lender believes may be Account Debtors or obligors on Collateral to make payment directly to Lender, for the account of such Borrower, (b) redirect the deposit and disposition of collections and proceeds of Collateral; provided that such proceeds shall be applied to the Obligations as provided by this Agreement, (c) settle, adjust, compromise or discharge Accounts or extend time of payment upon such terms as Lender may determine, (d) notify post office authorities, in the name of such Borrower or in the name of Lender, as secured party, to change the address for delivery of such Borrower’s mail to an address designated by Lender, (e) sign such Borrower’s name on any invoice, bill of lading, warehouse receipt or other document of title relating to any Collateral, and (f) clear Inventory through customs in such Borrower’s name, in Lender’s name as secured party or in the name of Lender’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s name for such purpose.  The powers granted under this Section are coupled with an interest and are irrevocable until all Obligations have been paid in full and all commitments of Lender under this Agreement have been terminated.  Costs and expenses incurred by Lender in connection with any of such actions by Lender, including attorneys’ fees and out‑of‑pocket expenses, shall be reimbursed to Lender on demand.

ARTICLE VII - AFFIRMATIVE COVENANTS

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, each Borrower covenants and agrees as follows:

Section 7.1Preservation of Corporate Existence and Similar Matters

.  Each Borrower shall preserve and maintain its existence and legal form, and qualify and remain qualified as a foreign entity qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except to the extent the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

Section 7.2Compliance with Applicable Law

.  Each Borrower shall comply with all applicable laws.

Section 7.3Payment of Taxes and Claims

.  Each Borrower shall pay or discharge when due (a) all taxes, assessments and governmental charges imposed upon it or its properties and (b) all lawful claims which, if unpaid, might become a Lien on any properties of Borrower, except that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the appropriate books of such Borrower in accordance with GAAP.

Section 7.4Accounting Methods and Financial Records

.  Each Borrower shall maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete), as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP consistently applied.

Section 7.5Use of Proceeds

.  Each Borrower shall (a) use the proceeds of the Loans for (i) the repayment of the Debt to be Repaid, (ii) working capital and general business purposes and (iii) to pay fees owed to Lender and costs and expenses incurred in connection with the transactions contemplated hereby, and (b) not use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which would violate Regulation U or Regulation T or X of such Board of Governors or for any other purpose prohibited by

Exhibit 10.1

law or by the terms and conditions of this Agreement.  No Borrower shall transfer proceeds of a Loan to another Borrower.

Section 7.6Hazardous Waste and Substances; Environmental Requirements

.  Each Borrower shall comply with all occupational health and safety laws and Environmental Laws.

Section 7.7Accuracy of Information

.  All written information, reports, statements and other papers and data furnished to Lender shall be, at the time the same is so furnished, complete and correct in all material respects.

Section 7.8Revisions or Updates to Schedules

.  Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, Each Borrower shall provide promptly to Lender such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct and update such Schedule(s). Notwithstanding the foregoing, the delivery to Lender of a revised or updated schedule shall not constitute a waiver of, or consent to, any Default or Event of Default arising as a result of any erroneous or incorrect information provided in any Schedule previously delivered to Lender.

Section 7.9ERISA

.  Each Borrower shall provide to Lender, as soon as possible and in any event within 30 days after the date that (a) any Termination Event with respect to a Benefit Plan has occurred or will occur, (b) the aggregate present value of the Unfunded Vested Liabilities under all Benefit Plans has increased to an amount in excess of $0, or (c) such Borrower is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan required by reason of its complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan, a certificate of the president or the chief financial officer of such Borrower setting forth the details of such of the events described in clauses (a) through (c) as applicable and the action which is proposed to be taken with respect thereto and, simultaneously with the filing thereof, copies of any notice or filing which may be required by the PBGC or other agency of the United States government with respect to such of the events described in clauses (a) through (c) as applicable.

Section 7.10Insurance

.  Each Borrower shall keep or cause to be kept adequately insured by financially sound and reputable insurers all of its property usually insured by Persons engaged in the same or similar businesses.  Without limiting the foregoing, each Borrower shall insure the Collateral of such Borrower against loss or damage by fire, theft, burglary, pilferage, loss in transit, business interruption, and such other hazards as usual and customary in such Borrower’s industry or as Lender may specify in amounts and under policies by insurers acceptable to Lender, and all premiums thereon shall be paid by Borrowers and copies of the policies delivered to Lender.  If Borrowers fail to do so, Lender may procure such insurance and charge the cost to Borrowers’ account.  Each policy of insurance covering the Collateral shall provide that at least 30 days prior written notice of cancellation or notice of lapse must be given to Lender by the insurer (or at least 10 days if the reason for cancellation is for non-payment of premium).  All insurance policies required under this Section shall name Lender as an additional named insured and as a lender loss payee, as applicable.  Any proceeds of insurance referred to in this Section which are paid to Lender shall be, at the option of Lender in its sole and absolute discretion, either (i) applied to rebuild, restore or replace the damaged or destroyed property, or (ii) applied to the payment or prepayment of the Obligations.  The following is the required Texas Finance Code Section 307.052 collateral protection insurance notice: (a) Borrowers are required to: (i) keep the Collateral insured against damage in the amount Lender specifies; (ii) purchase the insurance from an insurer that is authorized to do business in Texas or an eligible surplus lines insurer; and (iii) name Lender as the Person to be paid under the policy in the event of a loss; (b) Borrowers are required to deliver to Lender a copy of the policy and proof of the payment of premiums upon request; and (c) if Borrowers fail to meet any requirement listed in clause (a) or (b), Lender may obtain collateral protection insurance on behalf of Borrower at such Borrower’s expense and such amounts shall be added to the Obligations.

Exhibit 10.1

Section 7.11Payroll Taxes

. Each Borrower shall at all times make all payroll tax deposits required by applicable law (if any) for all of its employees on or before the date when due.

Section 7.12Notice of Certain Matters

.  Borrowers shall provide to Lender prompt notice of (a) the commencement, to the extent Borrowers are aware of the same, of all actions and proceedings in any court against any Borrower or any of the Collateral, (b) any amendment of any of the organizational documents of a Borrower, including but not limited to certificate of incorporation or bylaws, (c) any change in the business, financial condition, results of operations or business prospects of a Borrower and any change in the executive officers of a Borrower, (d) any (i) Default or Event of Default, or (ii) event that would constitute a default or event of default by a Borrower under any material agreement (other than this Agreement) to which Borrower is a party, (c) the initiation of any litigation, arbitration, governmental investigation or other action or proceeding against a Borrower, and (f) the occurrence of any event causing any account or inventory identified by Borrowers to Lender as an Eligible Contract, Eligible Account or Eligible Inventory to become ineligible for any reason.

Section 7.13Deposit Accounts

.  Each Borrower shall cause Lender to at all times have control (as defined by Section 9.104 of the UCC) with respect to each deposit account of such Borrower other than any deposit account solely maintained for paying payroll and related withholding taxes.

Section 7.14Depository Institution

.  Each Borrower shall designate Lender as such Borrower’s principal depository bank, including without limitation for the maintenance of business, cash management, operating and administrative deposit accounts unless otherwise agreed to by Lender in writing.

ARTICLE VIII - FINANCIAL AND COLLATERAL REPORTING

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, Borrower covenants and agrees to deliver the Lender financial statements as follows:

Section 8.1Financial Statements.

(a)Audited Year-End Statements.  As soon as available, but in no event later than 150 days after the end of each fiscal year, Borrower’s balance sheet and income statement for the year ended, audited by a certain public accountant satisfactory to Lender.

(b)Quarterly Financial Statements.  As soon as available, but in no event later than 45 days after the end of each fiscal quarter, Borrower’s balance sheet and profit and loss statement for the period ended, prepared by Borrower.

(c)Borrower Tax Returns. As soon as available, but in no event later than thirty (30) days after the applicable filing date for the tax reporting period ended, Borrower’s Federal and other governmental tax returns.

(d)Personal Financial Statements.  Within 30 days of request therefor, Borrower Representative shall provide shall furnish to Lender copies of the personal financial statements of each individual Guarantor, which shall be in form and substance reasonably satisfactory to Lender.

(e)Guarantor Tax Returns.  As soon as available, but in no event later than thirty (30) days after the applicable filing date for the tax reporting period ended, each Guarantor’s Federal and other governmental tax returns.

Exhibit 10.1

(f)Filings.  Promptly after filing, copies of any filings with the Commission and, if requested by Lender, copies of all reports filed with any federal, state or local Governmental Authority.

All such financial statements shall be complete and correct in all material respects and all such financial statements referred to in clauses (a) and (b) shall be prepared in accordance with GAAP (except, with respect to interim financial statements, for the omission of footnotes) applied consistently throughout the periods reflected therein.  Further, all such financial statements shall be in a form acceptable to Lender.

Section 8.2Compliance Certificate

.  Together with each delivery of financial statements required by Sections 8.1(b) Borrower Representative shall furnish to Lender a certificate of Borrower Representative’s president or chief financial officer in the form of Exhibit B or otherwise in a form acceptable to Lender.

Section 8.3Collateral Information and Reports.

(a)Collateral Schedules.  Borrower Representative shall execute and deliver to Lender Schedules of Accounts, Schedules of Inventory, and schedules of Eligible Accounts and Eligible Inventory in form and substance satisfactory to the Lender within thirty (30) days after the end of each month.

(b)Accounts Receivable Aging.  As soon as available, but in no event later than thirty (30) days after each month end, Borrower’s accounts receivable aging.

(c)Inventory Reporting.  As soon as available, but in no event later than thirty (30) days after each month end, Borrower’s inventory reporting.

(d)Borrowing Base Certificate.  Within 30 days after the end of each month, Borrower Representative shall furnish to Lender a Borrowing Base Certificate prepared as of the close of business on the last Business Day of such month, along with supporting documentation, in form and substance satisfactory to Lender (including but not limited to information on sales, credits, collections, adjustments and inventory changes).

(e)Certification.  Each of the schedules and certificates delivered to Lender by Borrower Representative pursuant to this Section 8.3 shall be in a form acceptable to Lender and shall be signed and certified by the president, chief financial officer or treasurer of Borrower Representative to be true, correct and complete as of the date indicated thereon.  In the event that any of such schedules or certificates are delivered electronically or without signature, such schedules and/or certificates shall, by virtue of their delivery, be deemed to have been signed and certified by the president of Borrower Representative to be true, correct and complete as of the date indicated thereon.

(f)Other Information.  Borrowers shall also furnish to Lender such other additional information as Lender may from time to time reasonably request.

ARTICLE IX - NEGATIVE COVENANTS

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, each Borrower covenants and agrees as follows:

Exhibit 10.1

Section 9.1Financial Covenants

.  Borrowers shall maintain and keep in full force and effect each of the financial covenants set forth below:

(a)Minimum Fixed Charge Coverage Ratio.  Borrowers shall not permit the Fixed Charge Coverage Ratio as of any calendar quarter end to be less than 1.25 to 1.00.

(b)Senior Debt to EBITDA Ratio. Borrowers shall not permit the ratio of (i) the outstanding monetary Obligations as of the last day of the calendar quarter then ended to (ii) EBITDA for the trailing four quarter period then ended, to be greater than 3.75:1.00 as of any calendar quarter end.

Section 9.2Prohibited Distributions and Payments, Etc

.  Borrowers shall not, directly or indirectly, declare or make any Restricted Payment, other than:

(a)regularly scheduled payments of interest (at the non-default rate) on the Subordinated Debt in accordance with the terms thereof, so long as no Default or Event of Default has occurred or would result therefrom;

(b)payments of the Earn-Out in accordance with the terms of the Closing Date Acquisition Agreement as in effect on the Closing Date, so long as (or, if applicable, to the extent that) (i) no Event of Default exists or would be created by the making of such payment or partial payment and (ii) after giving effect to such payment or partial payment, the Borrower are in compliance on a pro form basis with the covenants set forth in Section 8.1, recomputed for the most recent fiscal quarter for which financial statements have been delivered to Lender; and

(c)payment to Mark W. Brooks of an annual salary not to exceed $700,000.

Section 9.3Debt

.  Borrowers shall not, directly or indirectly, create, assume, or otherwise become or remain obligated in respect of, or permit or suffer to exist or to be created, assumed or incurred or to be outstanding, any Debt other than Permitted Debt.

Section 9.4Liens

.  Borrowers shall not, directly or indirectly, create, assume or permit or suffer to exist or to be created or assumed any Lien on any of the property or assets of Borrowers, real, personal or mixed, tangible or intangible, other than Permitted Liens.

Section 9.5Loans

.  Borrowers shall not make any loans or advances to or for the benefit of any Person, including, without limitation, officer, director, manager, shareholder, member, or partner of Borrowers except advances for routine expense allowances in the ordinary course of business and consistent with past practice.  Borrowers shall not make any payment on any obligation owing to or by any officer, director, manager, shareholder, member, partner or Affiliate of Borrowers.

Section 9.6Merger, Consolidation, Sale of Assets, Acquisitions

.  Borrowers shall not, directly or indirectly, merge or consolidate with any other Person or sell, lease or transfer or otherwise dispose of any assets to any Person (other than sales of inventory in the ordinary course of business) or acquire all or substantially all of the assets of any Person or the assets constituting the business or a division or operating unit of any Person.

Section 9.7Transactions with Affiliates

.  Borrowers shall not, directly or indirectly, effect any transaction with any Affiliate on a basis less favorable to Borrowers than would be the case if such transaction had been effected with a Person not an Affiliate, unless expressly permitted by Section 9.2.

Exhibit 10.1

Section 9.8Contingent Liabilities

.  Borrowers shall not, directly or indirectly, become or remain liable with respect to any Contingent Liabilities in respect of Debt not permitted by Section 9.3.

Section 9.9Benefit Plans

.  Borrowers shall not, directly or indirectly, permit, or take any action which would cause, the Unfunded Vested Liabilities under all Benefit Plans to exceed $0.

Section 9.10Sales and Leasebacks

.  Borrowers shall not, directly or indirectly, enter into any arrangement with any Person providing for the leasing from such Person of real or personal property which has been or is to be sold or transferred, directly or indirectly, by any Borrower to such Person.

Section 9.11Investments

.  Borrowers shall not, directly or indirectly, make or acquire any Investment, except for Permitted Investments.

Section 9.12Amendments

.  Borrowers shall not amend or modify, or permit any amendment or modification to, whether orally, in writing, or otherwise, to any agreement evidencing or relating to Earn-Out.

Section 9.13No Restrictions on Subsidiary Distributions

.  Borrowers will not permit directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Person to pay dividends or make any other distribution on any of such Person’s equity interests owned by any Borrower.

Section 9.14Collateral Locations

.  Except for Inventory in transit to a Borrower in the ordinary course of business, Borrowers will not maintain any Collateral at any location other than those locations listed on Schedule 6.1(p) unless it gives Lender at least 30 days’ prior written notice thereof and delivers or causes to be delivered to Lender all documents that Lender reasonably requests in connection therewith, including without limitation, in the case of any leased location, an access and waiver agreement, signed by the owner of such location, in form and substance satisfactory to Lender.

Section 9.15Conduct of Business

.  Borrowers shall not engage in any business other than substantially the same businesses as conducted by Borrowers on the Closing Date.

Section 9.16USA Patriot Act

.  Borrowers shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrowers or from otherwise conducting business with Borrowers or (b) fail to provide documentary and other evidence of Borrower’s or its corporate officers’ identities as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any Applicable Law, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. §5318.

Section 9.17Sanctions

.  Borrowers shall not: (a) use any of the Loan proceeds for the purpose of: (i) providing financing to or otherwise making funds directly or indirectly available to any Sanctioned Person; or (ii) providing financing to or otherwise funding any transaction which would be prohibited by Sanctions or would otherwise cause Lender or Borrower, or any entity affiliated with Lender or Borrower, to be in breach of any Sanction; or (b) fund any repayment of the Loan with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause Lender or Borrower, or any Person affiliated with Lender or Borrower, to be in breach of any Sanction.  Borrower shall notify Lender in writing not more than one (1) Business Day after becoming aware of any breach of this Section.

Exhibit 10.1

ARTICLE X - DEFAULT

Section 10.1Events of Default

.  The occurrence of any one or more of the following events shall constitute an Event of Default:

(a)the failure or refusal of Borrowers to make any payment of the Obligations when due;

(b)the failure of any Obligor to properly observe or perform any obligation, agreement, covenant, or other provision contained in this Agreement or in any other Loan Document, provided that any default by Borrowers with respect to the covenants set forth in Sections 7.2 (Compliance with Applicable Law), 7.3 (Payment of Taxes and Claims), 7.6 (Hazardous Waste and Substances; Environmental Requirements), or 7.8 (Revisions or Updates to Schedules) shall not constitute an Event of Default hereunder until ten (10) days from the earlier to occur of (x) the date Borrowers obtains knowledge of such Default and (y) the date written notice of such Default is provided by the Lender to Borrowers.

(c)the occurrence of any default or event of default under any of the other Loan Documents;

(d)any representation or warranty contained herein or in any of the other Loan Documents is false or misleading in any material respect when made or deemed made;

(e)an Obligor shall at any time (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of such Obligor or of all or a substantial part of such Obligor’s assets, (ii) file a voluntary petition in bankruptcy, (iii) admit in writing that such Obligor is unable to pay its debts as they become due, (iv) make a general assignment for the benefit of creditors, (v) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency proceeding, or (vi) take corporate, company or partnership action for the purpose of effecting any of the foregoing;

(f)at any time, either (i) an involuntary petition or complaint shall be filed against any Obligor seeking its bankruptcy or reorganization or appointment of a receiver, custodian, trustee, intervenor or liquidator of such Obligor, or of all or substantially all of such Obligor’s assets, which such Obligor shall acquiesce to or fail to have dismissed within thirty (30) days, or (ii) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of such Obligor or appointing an intervenor or liquidator of such Obligor, or of all or substantially all of its assets;

(g)any Borrower ceases operations or commences liquidation of its assets;

(h)any money judgment in excess of $100,000 (net of insurance coverage as to which the insurer has been notified of such judgment and has accepted coverage in writing) is rendered against any Borrower that is not paid within thirty (30) days, or the failure, within a period of ten (10) days after the commencement thereof, to have discharged any attachment, sequestration, or similar proceedings against any Borrower’s assets;

(i)the occurrence of a default or event of default under any other Debt of any Borrower which Debt exceeds $100,000;

Exhibit 10.1

(j)a loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $100,000;

(k)an Obligor or any of its senior officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act, each as amended) that could lead to forfeiture of any material Property or any Collateral;

(l)Lender shall cease to have a valid, perfected and first priority Lien on any of the Collateral, except as otherwise expressly permitted herein or consented to in writing by Lender;

(m)any guarantor of the Obligations, or such guarantor’s successors, heirs, or personal representatives, shall (i) repudiate its or his obligations under, or commit an anticipatory breach of, its guaranty executed for the benefit of Lender or (ii) attempt to terminate such guaranty, or (iii) commence any legal proceeding to terminate or hold invalid in any respect such guaranty;

(n)any Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs or any Borrower ceases operations or commences liquidation of its assets;

(o)the occurrence of a Change of Control;

(p)a Material Adverse Effect shall occur; or

(q)incur any consecutive quarterly losses.

Section 10.2Remedies.

(a)Automatic Acceleration and Termination of Facilities.  Upon the occurrence of an Event of Default under Section 10.1(e) or (f), (i) the principal of and the accrued interest on the Loans at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Obligations, shall thereupon become due and payable without presentment, demand, protest, notice of protest and non-payment, notice of default, notice of acceleration or intention to accelerate, or other notice of any kind, all of which are expressly waived, anything in this Agreement or any of the Loan Documents to the contrary notwithstanding, and (ii) the commitment of Lender to make Loans hereunder shall immediately terminate.

(b)Other Remedies.  Without limiting the terms of Section 10.2(a) above, if any Event of Default shall have occurred and be continuing, Lender, in its sole and absolute discretion, may (i) declare the principal of and accrued interest on the Loans at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest, notice of protest and non-payment, notice of default, notice of acceleration or intention to accelerate, or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Loan Documents to the contrary notwithstanding; (ii) terminate any commitment of Lender to make Loans hereunder; (iii) enter upon any premises where Collateral is located; and (iv) exercise any or all rights and remedies available under the Loan Documents, at law and/or in equity including, without limitation, the rights and remedies of a secured party under the UCC (whether or not the

Exhibit 10.1

UCC is applicable).  Borrowers agree that, to the extent notice of sale shall be required by law, at least 10 days’ notice to Borrowers of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notice, but notice given in any other reasonable manner or at any other reasonable time shall also constitute reasonable notification.

Section 10.3Application of Proceeds

.  All proceeds from each sale of, or other realization upon, all or any part of the Collateral following an Event of Default shall be applied to the payment of the Obligations (with Borrowers remaining liable for any deficiency) in any order which Lender may elect with the balance (if any) paid to Borrowers or to whomsoever is entitled thereto.

Section 10.4Miscellaneous Provisions Concerning Remedies.

(a)Rights Cumulative.  The rights and remedies of Lender under the Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have.  In exercising such rights and remedies, Lender may be selective and no failure or delay by Lender in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)Waiver of Marshaling.  Borrowers hereby waive any right to require any marshaling of assets and any similar right.

Section 10.5Trademark License

.  All trademarks, patents, copyrights, service marks and licenses owned by Borrowers and all trademarks, patents, copyrights, service marks and software licensed by Borrowers, are listed on Schedule 6.1(s).  Borrowers hereby grant to Lender the nonexclusive right and license to use all of the trademarks, patents, copyrights, service marks and licenses described on Schedule 6.1(s) and any other trademarks, patents, copyrights, service marks and licenses now or hereafter used by Borrowers, following the occurrence and during the continuance of an Event of Default, for the purposes set forth in Section 10.2 and for the purpose of enabling Lender to realize on the Collateral and to permit any purchaser of any portion of the Collateral through a foreclosure sale or any other exercise of Lender’s rights and remedies under the Loan Documents to use, sell or otherwise dispose of the Collateral bearing any such trademarks, patents, copyrights, service marks and licenses.  Such right and license is granted free of charge, without the requirement that any monetary payment whatsoever be made to Borrowers or any other Person by Lender.

ARTICLE XI - MISCELLANEOUS

Section 11.1Notices.

(a)Method of Communication.  All notices and the communications hereunder and thereunder shall be in writing or by telephone subsequently confirmed in writing.  Notices in writing shall be delivered personally or sent by overnight courier service, by certified or registered mail, postage pre-paid, or by facsimile transmission and shall be deemed received, in the case of personal delivery, when delivered, in the case of overnight courier service, on the next Business Day after delivery to such service, in the case of mailing, on the third day after mailing (or, if such day is a day on which deliveries of mail are not made, on the next succeeding day on which deliveries of mail are made) and, in the case of facsimile transmission, upon transmittal; provided that in the case of notices to Lender, Lender shall be charged with knowledge of the contents thereof only when such notice is actually received by Lender.  A telephonic notice to Lender as understood by Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

Exhibit 10.1

(b)Addresses for Notices.  Notices to any party shall be sent to it at the following addresses, or any other address of which all the other parties are notified in writing.

If to any Borrower:	c/o Fuse Medical, Inc.
1565 North Central Expressway, Suite 220
Richardson, Texas 75080
Attention: Bill McLaughlin

If to Lender:	ZB, N.A., (d/b/a Amegy Bank)
2501 North Harwood Street

Suite 1600

Dallas, Texas 75201

Attention:  Olga Santiago

Section 11.2Expenses

.  Within 30 days after presentation of an invoice for such costs and expenses, outlining such items in reasonable detail, Borrowers agree to pay or reimburse all costs and expenses incurred by Lender arising out of or in connection with this Agreement and the Loans including, without limitation, (a) the reasonable fees and expenses of counsel in connection with the negotiation, preparation, execution, delivery, amendment, enforcement and termination of this Agreement and each of the other Loan Documents, (b) the reasonable out-of-pocket costs and expenses incurred in connection with the administration and interpretation of this Agreement and the other Loan Documents, (c) the costs and expenses of appraisals and field exams on such basis as Lender shall from time to time request; provided that Borrowers shall not be liable for the cost and expense of more than one appraisal per calendar year pursuant to this Section, so long as no Event of Default has occurred and is continuing, (d) the costs and expenses of lien searches, (e) all stamp, registration, recordation and similar taxes, fees or charges related to the Collateral and charges of filing financing statements and continuations and the costs and expenses of taking other actions to perfect, protect, and continue the security interest of Lender, (f) costs and expenses related to the preparation, execution and delivery of any waiver, amendment, supplement or consent by Lender relating to this Agreement or any of the Loan Documents, (g) sums paid or obligations incurred in connection with the payment of any amount or taking any action required of Borrowers under the Loan Documents that Borrowers fail to pay or take, (h) costs of inspections and verifications of the Collateral, including, (i) costs and expenses of preserving and protecting the Collateral, (k) costs and expenses related to consulting with and obtaining opinions and appraisals from one or more Persons, including personal property appraisers, accountants and lawyers, concerning the value of any Collateral for the Obligations or related to the nature, scope or value of any right or remedy of Lender hereunder or under any of the Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the fees and disbursements of such Persons, and (j) costs and expenses paid or incurred to obtain payment of the Obligations, enforce the security interest of Lender, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to prosecute or defend any claim in any way arising out of, related to or connected with, this Agreement or any of the Loan Documents, which expenses shall include the reasonable fees and disbursements of counsel and of experts and other consultants retained by Lender.  Each Borrower hereby authorizes Lender to debit such Borrower’s loan account by increasing the principal amount of the Loan, or deduct from such Borrower’s accounts maintained with any Affiliate of Lender, the amount of any costs, fees and expenses owed by such Borrower when due.

Section 11.3Setoff

.  In addition to any rights now or hereafter granted under Applicable Law, and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default, Lender and any participant with Lender in the Loans are hereby authorized by Borrowers at any time or from time to time, without notice to Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, Debt evidenced by certificates of deposit, whether matured or

Exhibit 10.1

unmatured) and any other Debt at any time held or owing by Lender or any participant to or for the credit or the account of Borrowers against and on account of the Obligations irrespective of whether or not (a) Lender shall have made any demand under this Agreement or any of the Loan Documents, or (b) Lender shall have declared any or all of the Obligations to be due and payable as permitted by Section 10.2 and although such Obligations shall be contingent or unmatured.

Section 11.4Venue; Service of Process

. EACH BORROWER HEREBY IRREVOCABLY SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN DALLAS COUNTY, TEXAS, AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT, ANY BORROWING HEREUNDER OR ANY OTHER RELATIONSHIP BETWEEN LENDER AND ANY BORROWER BY ANY MEANS ALLOWED UNDER STATE OR FEDERAL LAW.  ANY LEGAL PROCEEDING ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY BORROWING HEREUNDER OR ANY OTHER RELATIONSHIP BETWEEN LENDER AND ANY BORROWER MAY BE BROUGHT AND LITIGATED IN ANY ONE OF THE STATE OR FEDERAL COURTS LOCATED IN DALLAS COUNTY, TEXAS, HAVING JURISDICTION.  EACH BORROWER AND LENDER WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, THAT ANY SUCH PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE THEREOF IS IMPROPER. NOTHING HEREIN SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTION WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN DALLAS, TEXAS.  Each Borrower expressly waives personal service of the summons and complaint or other process or papers issued therein and agrees that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to such Borrower at its address referenced in Section 11.1, which service shall be deemed to have been made on the date that receipt is deemed to have occurred for registered or certified mail as provided in Section 11.1.

Section 11.5Assignment; Participation

.  All the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights under this Agreement or delegate any of its duties or obligations under this Agreement.  Lender may assign to one or more Persons, or sell participations to one or more Persons in, all or a portion of its rights and obligations hereunder and under this Agreement and any promissory notes issued pursuant hereto and, in connection with any such assignment or sale of a participation, may assign its rights and obligations under the Loan Documents.  Each Borrower agrees that Lender may provide any information that Lender may have about such Borrower or about any matter relating to this Agreement to any of its Affiliates or their successors, or to any one or more purchasers or potential purchasers of any of its rights under this Agreement or any one or more participants or potential participants.

Section 11.6Amendments and Waiver

.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender and such Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 11.7Performance of Borrower’s Duties

.  If any Borrower shall fail to do any act or thing which it has covenanted to do under this Agreement or any of the Loan Documents, Lender may (but shall not be obligated to) do the same or cause it to be done either in the name of Lender or in the name and on behalf of such Borrower, and such Borrower hereby irrevocably authorizes Lender so to act.

Exhibit 10.1

Section 11.8Indemnification

.  Borrowers shall reimburse Lender and its Affiliates and their respective officers, employees, directors, shareholders, agents and legal counsel (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) for all reasonable costs and expenses, including legal fees and expenses, incurred in connection with, and shall indemnify and hold the Indemnified Parties harmless from and against all losses suffered by any Indemnified Party, other than losses resulting from an Indemnified Party’s gross negligence or willful misconduct, in connection with (a) the exercise by Lender or any of its Affiliates of any right or remedy granted to it under this Agreement or any of the Loan Documents or at law, (b) any claim, and the prosecution or defense thereof, arising out of or in any way connected with this Agreement or any of the Loan Documents, except in the case of a dispute between any Borrower and Lender in which such Borrower prevails in a final unappealed or unappealable judgment, and (c) the collection or enforcement of the Obligations or any of them.  EACH BORROWER AND LENDER EXPRESSLY INTEND THAT THE FOREGOING INDEMNITY SHALL COVER, AND THAT SUCH BORROWER SHALL INDEMNIFY AND HOLD THE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST, COSTS, EXPENSES AND LOSSES SUFFERED AS A RESULT OF THE NEGLIGENCE OF ANY INDEMNIFIED PARTY.

Section 11.9All Powers Coupled with Interest

.  All powers of attorney and other authorizations granted to Lender and any Persons designated by Lender pursuant to any provisions of this Agreement or any of the Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or Lender has any obligations to make the Loans hereunder.

Section 11.10Severability of Provisions

.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.11GOVERNING LAW

.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND OF ANY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND OF ANY ISSUE RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS NOT INCLUDING CONFLICTS OF LAWS RULES.

Section 11.12Jury Waiver

and Class Action Waiver.  As permitted by applicable law, each party waives their respective rights to a trial before a jury in connection with any Dispute (as “Dispute” is hereinafter defined), and Disputes shall be resolved by a judge sitting without a jury.  If a court determines that this provision is not enforceable for any reason and at any time prior to trial of the Dispute, but not later than 30 days after entry of the order determining this provision is unenforceable, any party shall be entitled to move the court for an order compelling arbitration and staying or dismissing such litigation pending arbitration (“Arbitration Order”).  If permitted by applicable law, each party also waives the right to litigate in court or an arbitration proceeding any Dispute as a class action, either as a member of a class or as a representative, or to act as a private attorney general.

Section 11.13Arbitration

.

Exhibit 10.1

(a)If a claim, dispute, or controversy arises with respect to this Agreement, related agreements, or any other agreement or business relationship whether or not related to the subject matter of this Agreement (all of the foregoing, a “Dispute”), and only if a jury trial waiver is not permitted by applicable law or ruling by a court, either party may require that the Dispute be resolved by binding arbitration before a single arbitrator. By agreeing to arbitrate a Dispute, each party gives up any right that party may have to a jury trial, as well as other rights that party would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal.

(b)Arbitration shall be commenced by filing a petition with, and in accordance with the applicable arbitration rules of, JAMS or National Arbitration Forum (“Administrator”) as selected by the initiating party. If the parties agree, arbitration may be commenced by appointment of a licensed attorney who is selected by the parties and who agrees to conduct the arbitration without an Administrator. Disputes include matters (i) relating to a deposit account, application for or denial of credit, enforcement of any of the obligations either party has to the other, compliance with applicable laws and/or regulations, performance or services provided under any agreement by any party, (ii) based on or arising from an alleged tort, or (iii) involving either party’s employees, agents, affiliates, or assigns. However, Disputes do not include the validity, enforceability, meaning, or scope of this arbitration provision and such matters may be determined only by a court.  If a third party is a party to a Dispute, each party consents to  including the third party in the arbitration proceeding for resolving the Dispute with the third party. Venue for the arbitration proceeding shall be Dallas, Texas.

(c)If a court orders arbitration of a Dispute, the party to the Dispute that did not seek the Arbitration Order shall commence arbitration. The party that sought the Arbitration Order may commence arbitration, but shall have no obligation to do so, and shall not in any way be adversely prejudiced by initiating or participating in litigation or electing not to commence arbitration. The arbitrator shall (i) hear and rule on appropriate dispositive motions for judgment on the pleadings, for failure to state a claim, or for full or partial summary judgment; (ii) render a decision and any award applying applicable law; (iii) give effect to any limitations period in determining any Dispute or defense; (iv) enforce the doctrines of compulsory counterclaim, res judicata, and collateral estoppel, if applicable; (v) with regard to motions and the arbitration hearing, apply rules of evidence governing civil cases; and (vi) apply the law of the state specified in the agreement giving rise to the Dispute. Filing of a petition for arbitration shall not prevent any party from (i) seeking and obtaining from a court of competent jurisdiction (notwithstanding ongoing arbitration) provisional or ancillary remedies including but not limited to injunctive relief, property preservation orders, foreclosure, eviction, attachment, replevin, garnishment, and/or the appointment of a receiver, (ii) pursuing non-judicial foreclosure, or (iii) availing itself of any self-help remedies such as setoff and repossession. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration.

(d)Judgment upon an arbitration award may be entered in any court having jurisdiction, except that, if the arbitration award exceeds $4,000,000, any party shall be entitled to a de novo appeal of the award before a panel of three arbitrators. To allow for such appeal, if the award (including Administrator, arbitrator, and attorney’s fees and costs) exceeds $4,000,000, the arbitrator will issue a written, reasoned decision supporting the award, including a statement of authority and its application to the Dispute. A request for de novo appeal must be filed with the arbitrator within 30 days following the date of the arbitration award; if such a request is not made within that time period, the arbitration decision shall become final and binding. On appeal, the arbitrators shall review the award de novo, meaning that they shall reach their own findings of fact and conclusions of law rather than deferring in any manner to the original arbitrator. Appeal

Exhibit 10.1

of an arbitration award shall be pursuant to the rules of the Administrator or, if the Administrator has no such rules, then the JAMS arbitration appellate rules shall apply.

(e)Arbitration under this provision concerns a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. This arbitration provision shall survive any termination, amendment, or expiration of this Agreement. If the terms of this provision vary from the Administrator’s rules, this arbitration provision shall control.

Section 11.14Reliance

.  Each party (i) certifies that no one has represented to such party that the other party would not seek to enforce jury and class action waivers in the event of suit, and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers, agreements, and certifications in this section.

Section 11.15Counterparts; Integration

.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.  A facsimile or digital copy of any signed Loan Document, including this Agreement, shall be deemed to be an original thereof.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 11.16Facsimile

. All parties agree that any executed facsimile (faxed) copy of this Agreement or any other Loan Document shall be deemed to be of the same force and effect as the original, manually executed document.

Section 11.17Electronic Delivery of Documents

.

The provisions of this Section shall be applicable in the event that Borrowers delivers any (i) financial statements of Borrowers or any other Person (“Financial Statements”), (ii) no default or compliance certificates (“No Default Certificates”) or (iii) Borrowing Base Certificates ( together with the Financial Statements, the No Default Certificates and any other documents or information regarding Borrowers or any other Person delivered to Lender pursuant to this Agreement, collectively, the “Financial Information”) in electronic form (by “email”).

(b)The Financial Information delivered in electronic form shall, for all purposes, be the same as if, and shall have the same validity, force and effect as if, such Financial Information had been delivered in paper or other tangible form.  Each item of Financial Information delivered in electronic form shall be deemed to have been originally signed by Borrowers for all purposes (including all purposes and interpretations of federal and state law), whether or not there is an electronic name or signature of Borrowers thereon, and Borrowers waive any right it may have to claim that the electronic documents are not original documents or valid documents.

(c)Borrowers shall deliver Financial Information to Lender in, and only in, a format that Lender may both retain in its own records (i.e. save as a file on its own system) and print.  In the event that at any time, under the electronic format then currently used by Lender, Lender is unable to save or print Financial Information delivered in electronic form, Borrowers shall no longer be permitted to deliver Financial Information in electronic form.

(d)This Section constitutes an agreement between the parties to conduct transactions by electronic means pursuant the Texas Uniform Electronic Transactions Act, Chapter 43, Texas

Exhibit 10.1

Business & Commerce Code (the “Act”), and the provisions of the Act shall be applicable to the delivery of Financial Information by Borrowers to Lender in electronic form.

Section 11.18On-line Banking – Loan Payments

.  From time to time, Lender may (but shall not be required to) permit loan payments to be made through its online banking website. Lender may impose and change limitations on making online loan payments, such as minimum or maximum payment amounts, the types of accounts from which loan payments may be made, and the types of payments that may be made online (i.e., ordinary installment payments, principal-only payments, or other types of payments). Whether online payments are permitted, and Lender’s applicable terms and restrictions if such payments are permitted, will be reflected in the features available online when a user logs into the online banking website.

Section 11.19Imaging

.  Each Borrower understands and agrees that (i) Lender’s document retention policy involves the imaging of executed loan documents and the destruction of the paper originals, and (ii) each Borrower waives any right that it may have to claim that the imaged copies of the loan documents are not originals.

Section 11.20Time is of the Essence

.  Time is of the essence of this Agreement and the other Loan Documents.

Section 11.21Waiver of Consumer Rights

.  EACH BORROWER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ. BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, EACH BORROWER VOLUNTARILY CONSENTS TO THIS WAIVER.  EACH BORROWER EXPRESSLY WARRANTS AND REPRESENTS THAT IT (A) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO LENDER, (B) EACH BORROWER HAS BEEN ADVISED BY LENDER TO SEEK THE ADVICE OF AN ATTORNEY AND AN ACCOUNTANT IN CONNECTION WITH THIS LOAN, AND (C) EACH BORROWER HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY AND ACCOUNTANT OF SUCH BORROWER’S CHOICE IN CONNECTION WITH THIS LOAN.

Section 11.22Non-Applicability of Chapter 346

.  Each Borrower and Lender hereby agree that, except for the opt-out provisions of Section 346.004 thereof, the provisions of Chapter 346 of the Texas Finance Code, as amended from time to time (regulating certain revolving credit loans and revolving tri-party accounts) shall not apply to this Agreement or any of the other Loan Documents.

Section 11.23Patriot Act Notice

.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for each Borrower:  When a Borrower opens an account, if such Borrower is an individual, Lender will ask for such Borrower’s name, residential address, date of birth, and other information that will allow Lender to identify such Borrower, and if such Borrower is not an individual, Lender will ask for such Borrower’s name, employer identification number, business address, and other information that will allow Lender to identify such Borrower.  Lender may also ask, if such Borrower is an individual, to see such Borrower’s driver’s license or other identifying documents, and if such Borrower is not an individual, to see such Borrower’s legal organizational documents or other identifying documents.

Section 11.24Press Releases and Related Matters

.  Borrowers consent to the publication by Lender of customary advertising material relating to the transactions contemplated by this Agreement and the other Loan Documents, including on the website of Lender or its Affiliates, using each Borrower’s

Exhibit 10.1

name, product photographs, logo or trademark, subject to Lender’s prior notice to Borrower of such advertising material.

Section 11.25Borrower Representative

. Each Borrower hereby designates Fuse (“Borrower Representative”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans, delivery or receipt of communications, delivery of borrower materials, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Lender.  Fuse hereby accepts such appointment. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Fuse on behalf of any Borrower.  Lender may give any notice or communication with a Borrower hereunder to Fuse on behalf of such Borrower.  Lender shall have the right, in its discretion, to deal exclusively with Fuse for all purposes under the Loan Documents.  Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking on its behalf by Fuse shall be binding upon and enforceable against it.

Section 11.26Nature and Extent of Liability.

(a)Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until all Obligations arising under the Loan Documents are paid in full and Lender’s commitment to lender hereunder terminates, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by. Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Lender in an insolvency proceeding for the application of Section 1111(b)(2) of the bankruptcy code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the bankruptcy code or otherwise; (g) the disallowance of any claims of Lender against any Obligor for the repayment of any Obligations under Section 502 of the bankruptcy code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except payment in full of the Obligations.

(b)Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Lender to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower.  Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than full payment of all Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of any Obligations as long as it is a Borrower.  It is agreed among each Borrower and Lenders that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lender would decline to make Loans.  Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

Exhibit 10.1

(c)Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(d)If any Borrower makes a payment under this Section of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section without rendering such payment voidable under Section 548 of the bankruptcy code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(e)Nothing contained in this Section shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower) all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.  Lender shall have the right, at any time in its discretion, to condition Loans upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans.

(f)Each Borrower has requested that Lender make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically.  Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group.  Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage.  Borrowers acknowledge that Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

(g)Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the pull payment of all Obligations.

Section 11.27One Obligation

.  The Loans and other Obligations constitute one general obligation of Borrowers and are secured by Lender’s Lien on all Collateral; provided, however, that Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

Section 11.28Amendment and Restatement; Reaffirmation

.  As of the Closing Date, the Existing Loan Agreement shall be deemed amended and restated in its entirety as set forth in this Agreement and this Agreement shall supersede in its entirety the Existing Loan Agreement.  The Debt outstanding under the Existing Loan Agreement shall continue to be due and owing without defense, offset or counterclaim and shall be and become for all purposes Obligations hereunder.  All Liens and security interests granted under the Existing Loan Documents shall continue to be in full force and effect

Exhibit 10.1

in accordance with the terms of the applicable Existing Loan Documents and are hereby ratified and confirmed. Without limiting the foregoing, the agreement and instruments attached hereto as Exhibit D are hereby reaffirmed and ratified by each Obligor party thereto, and all terms thereof shall remain in full force and effect after giving effect to the execution and delivery of this Agreement.  The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Obligations of the Obligors evidenced by or arising under the Existing Loan Agreement, and the Liens and security interests of Lender securing such Obligations, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of Lender.  Upon the effectiveness hereof, all references in the Existing Loan Documents to the “Loan Agreement” shall be deemed to refer to this Agreement.

Section 11.29Conflict

.  In the event of a conflict between any of the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

[Signature Pages Follow]

Exhibit 10.1

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BORROWERS:

Fuse Medical, Inc.

By:

Name: Chris Reeg

Title: Chief Executive Officer

CPM Medical Consultants, LLC

By:

Name: Chris Reeg

Title: Chief Executive Officer

Signature Page to Amended and Restated Business Loan Agreement

Exhibit 10.1

GUARANTORS:

NC 143 Family Holdings LP (solely for purposes of section 11.28 hereof)

By:	NC 143 Family Holdings GP LLC, General Partner of NC 143 Family Holdings LP

By:	NC 143 Family Trust, Dated October 1, 2014, as last amended, Manager of NC 143 Family Holdings GP LLC

By:

Name: Mark W. Brooks

Title: Trustee of NC 143 Family Trust

By:

Name: Penelope A. Brooks

Title: Trustee of NC 143 Family Trust

MARK W. BROOKS (solely for purposes of section 11.28 hereof)

By:

Signature Page to Amended and Restated Business Loan Agreement

Exhibit 10.1

LENDER:

ZB, N.A. (d/b/a Amegy Bank)

By:

Name: Olga Santiago

Title: Vice President

Signature Page to Amended and Restated Business Loan Agreement

Exhibit 10.1

EXHIBIT A

BORROWING BASE CERTIFICATE

(See attached.)

Exhibit A to Amended and Restated Business Loan Agreement

Exhibit 10.1

EXHIBIT A-1

AMENDED AND RESTATED OPERATING AGREEMENT

(See attached.)

Exhibit A-1 to Amended and Restated Business Loan Agreement

Exhibit 10.1

EXHIBIT A-2

RESOLUTIONS OF THE SOLE MEMBER OF CPM

(See attached.)

96395181Exhibit A-2 to Amended and Restated Business Loan Agreement

Exhibit 10.1

EXHIBIT B

Compliance Certificate

[TO BE PROVIDED ON BORROWERS’ LETTERHEAD]

_____ __, 20__ (“Effective Date”)

ZB, N.A. (dba Amegy Bank)

2501 North Harwood Street, Suite 1500

Dallas, Texas  75201

Attention: Olga Santiago

The undersigned, the [president] [chief financial officer] [treasurer] of Borrower Representative: (a) hereby gives this certificate to ZB, N.A. (d/b/a Amegy Bank) (“Lender”), in accordance with the requirements of that certain Amended and Restated Business Loan Agreement dated as of December [__], 2017, among Fuse Medical, Inc. (“Borrower Representative”), certain of its Affiliates and Lender (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”); capitalized terms used in the certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement, and (b) hereby represent and warrant to Lender, with the knowledge and intent that Lender may, without any investigation on its part, rely fully upon the matters herein in connection with extensions of credit under the Loan Agreement, that the following matters are true and correct:

All of the representations and warranties contained in the Loan Agreement and the other Loan Documents are true in all material respects as of the Effective Date as if made at such time, except for those that speak as of a particular date;

Borrowers are, on the Effective Date, in compliance with all of the covenants and agreements in the Loan Agreement and the other Loan Documents;

No Default or Event of Default exists or existed as of the Effective Date and Borrowers do not reasonably expect that any such Default or Event of Default will occur;

As of the Effective Date, Borrowers are current in the payment of all accrued rent and other charges to persons and entities who own or lease any premises where any of Borrowers’ Collateral is located, and there are no pending disputes or claims regarding any Borrower’s failure to pay or delay in payment of any such rent or other charges; and

Attached hereto are the calculations required to establish compliance with the covenants set forth in Section 10.1 of the Loan Agreement during the period covered in the financial statements as of the end of the calendar month or fiscal year (as applicable) preceding the Effective Date.

[Signature Page Follows]

Exhibit B to Amended and Restated Business Loan Agreement

Exhibit 10.1

Signed and delivered as of the Effective Date.

BORROWER REPRESENTATIVE:

Fuse Medical, Inc.

By:

Name:

Title:

Exhibit B to Amended and Restated Business Loan Agreement

Exhibit 10.1

ATTACHMENT TO COMPLIANCE CERTIFICATE

Exhibit B to Amended and Restated Business Loan Agreement

Exhibit 10.1

EXHIBIT C

FORM OF ADVANCE REQUEST

To:ZB, N.A. (d/b/a Amegy Bank)

2501 North Harwood Street, Suite 1500

Dallas, Texas  75201

Attention:  Olga Santiago

Ladies and Gentlemen:

The undersigned is the [treasurer] [chief executive officer] [chief financial officer] of Fuse Medical, Inc. (“Fuse”) (“Borrower Representative”) and is authorized to make and deliver this certificate pursuant to that certain Amended and Restated Business Loan Agreement dated as of December [__], 2017, among the Borrower Representatives, certain of its Affiliates and ZB, N.A. (d/b/a Amegy Bank) (the “Lender”) (as may be amended, restated, modified and supplemented from time to time, the “Loan Agreement”).  All terms defined in the Loan Agreement shall have the same meaning herein.  In accordance with the Loan Agreement, the Borrower Representative hereby requests a Loan (the “Requested Loan”):

1.	On ___________________________________ (a Business Day).
2.	In the amount of $______________________.
3.	The Requested Loan is to be made to ______________________.

In connection with the foregoing and pursuant to the terms and provisions of the Loan Agreement, the undersigned hereby certifies that the following statements are true and correct:

(1)

The representations and warranties contained in each of the Loan Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct with the same force and effect as though made on and as of the date of such advance (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date) and (ii) with respect to representations and warranties that do not contain a materiality qualification, true in all material respects with the same force and effect as though made on and as of the date of such advance (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(2)	No Default or Event of Default shall have occurred and be continuing;
(3)	No Material Adverse Effect (or event or condition that could reasonably be expected to cause or have a Material Adverse Effect) has occurred since the date of the Financial Statements;
(4)	The amount of the requested Loan, when added to the principal amount of all outstanding Loans, will not exceed the lesser of (a) the Revolving Facility Limit or (b) the Borrowing Base;

Exhibit C to Amended and Restated Business Loan Agreement

Exhibit 10.1

(5)	All information supplied below is true, correct, and complete as of the date hereof.

Exhibit C to Amended and Restated Business Loan Agreement

Exhibit 10.1

ADVANCE REQUEST INFORMATION

(a)	Revolving Facility Limit:$5,000,000

(b)	Current Borrowing Base:$

(c)	Outstanding aggregate principal amount of Loans:$

(d)	Availability for the requested Loan [lesser of line (a)$

or (b) minus line (c)]:

(e)	Amount of requested Loan:$

(f)	Date of requested Loan:$

BORROWER REPRESENTATIVE:

FUSE MEDICAl, inc.

By:

Name:

Title:

Exhibit C to Amended and Restated Business Loan Agreement

Exhibit 10.1

EXHIBIT D

REAFFIRMED AGREEMENTS AND INSTRUMENTS

(See attached.)

Exhibit D to Amended and Restated Business Loan Agreement

Exhibit 10.1

SCHEDULE 1.1

TORT CLAIMS

Exhibit D to Amended and Restated Business Loan Agreement

Exhibit 10.1

SCHEDULE 6.1(a)

ORGANIZATION; POWER; QUALIFICATION

Schedule to Amended and Restated Business Loan Agreement

Exhibit 10.1

SCHEDULE 6.1(c)

SUBSIDIARIES; CAPITALIZATION

Schedule to Amended and Restated Business Loan Agreement

Exhibit 10.1

SCHEDULE 6.1(i)

DEBT AND CONTINGTENT OBLIGATIONS

Schedule to Amended and Restated Business Loan Agreement

Exhibit 10.1

SCHEDULE 6.1(j)

LITIGATION

Schedule to Amended and Restated Business Loan Agreement

Exhibit 10.1

SCHEDULE 6.1(m)

ERISA

Schedule to Amended and Restated Business Loan Agreement

Exhibit 10.1

SCHEDULE 6.1(p)

LOCATIONS OF INVENTORY AND EQUIPMENT

Schedule to Amended and Restated Business Loan Agreement

Exhibit 10.1

SCHEDULE 6.1(q)

PLACE OF BUSINESS

Schedule to Amended and Restated Business Loan Agreement

Exhibit 10.1

SCHEDULE 6.1(s)

INTELLECTUAL PROPERTY

Schedule to Amended and Restated Business Loan Agreement

Exhibit 10.1

SCHEDULE 6.1(w)

DEPOSIT ACCOUNTS

Schedule to Amended and Restated Business Loan Agreement

Exhibit 10.1

SCHEDULE 6.1(v)

MATERIAL AGREEMENTS

Schedule to Amended and Restated Business Loan Agreement

SCHEDULE 10.3

SCHEDULED PERMITTED DEBT

Schedule to Amended and Restated Business Loan Agreement

SCHEDULE 10.4

SCHEDULED PERMITTED LIENS

Schedule to Amended and Restated Business Loan Agreement